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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CIBER, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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5251 DTC Parkway, Suite 1400
Greenwood Village, Colorado 80111

March 27, 2003
To our Stockholders:

        You are cordially invited to attend the Annual Meeting of Stockholders of CIBER, Inc. Our Annual Meeting will be held on Tuesday, April 29, 2003 at 9:30 a.m. Mountain Daylight Time at the Hyatt Regency Tech Center, located at 7800 East Tufts Avenue, Denver, Colorado 80237.

        The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe in detail the actions we expect to take at this Annual Meeting.

        Included with the Proxy Statement are excerpts from our Annual Report on Form 10-K for the year ended December 31, 2002. We encourage you to read the excerpts from our Form 10-K, which include our audited financial statements, as well as Management's Discussion and Analysis of and information about our operations, markets, risks and services.

        Please use this opportunity to take part in our affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope or vote electronically via the Internet or telephone. See "Voting" in the Proxy Statement for more details. Returning the Proxy or voting telephonically or electronically does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting. If you are unable to attend the meeting in person, we invite you to attend the audio web cast and vote your shares online before the close of voting by going to http://www.ciber.com/cbr/annual meeting/.

        We look forward to seeing you at the Annual Meeting.

Sincerely,

Bobby G. Stevenson
 Chairman of the Board

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, Colorado 80111

NOTICE OF THE 2003 ANNUAL MEETING OF SHAREHOLDERS

NOTICE TO THE SHAREHOLDERS OF COMMON STOCK OF CIBER, INC.

        The 2003 Annual Meeting of Shareholders of CIBER, Inc., a Delaware corporation, will be held on Tuesday, April 29, 2003 at 9:30 a.m. Mountain Daylight Time at the Hyatt Regency Tech Center, 7800 East Tufts Avenue, Denver, Colorado 80237 for the purposes stated below. These items of business are fully described in the attached Proxy Statement. In addition to a physical meeting, this Annual Meeting will also be available via audio web cast.

  1.
  To elect two (2) Class III Directors to serve for a term of three years.

  2.
  To transact any other business that may properly come before the Meeting, or any adjournment or postponement of the Meeting.

        The Board of Directors of the Company fixed the close of business on March 10, 2003 as the Record Date for determining those shareholders who are entitled to receive notice of and to vote at the Meeting, or any adjournment or postponement of the Meeting. Only shareholders of the Company's Common Stock at the close of business on March 10, 2003 will receive notice of the Meeting and voting materials. A list of shareholders entitled to vote at the Meeting will be available for examination for a period of ten days before the meeting, both in person at the Company's corporate offices and electronically, and during the Meeting, both electronically and in person. Shareholders may examine the list for purposes related to the Meeting. Instructions for viewing the shareholder list appear in the Proxy Statement.

        You are cordially invited to join us, either in person or via audio web cast, at CIBER's 2003 Annual Meeting.

By order of the Board of Directors,

Mac J. Slingerlend
President, Chief Executive Officer and Secretary
Greenwood Village, Colorado
March 27, 2003

Please Vote!—Your Vote Is Important

Whether or not you plan to attend the Meeting, please complete, sign, date and return the accompanying Proxy in the postage paid envelope or vote electronically via the Internet or by telephone.

CIBER, Inc.

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
APRIL 29, 2003

ANNUAL MEETING INFORMATION

        This Proxy Statement and the accompanying Proxy are sent to you on behalf of the Board of Directors of CIBER, Inc., a Delaware corporation (the "Company," "we" or "us") in connection with the solicitation of Proxies for use at the Company's 2003 Annual Meeting of Shareholders (the "Annual Meeting"). The Annual Meeting will be held on April 29, 2003 at 9:30 a.m. Mountain Daylight Time, at the Hyatt Regency Tech Center, 7800 East Tufts Avenue, Denver, Colorado 80237. This Proxy Statement describes the proposal presented for Shareholder approval at the Annual Meeting, or any adjournments or postponements of the Annual Meeting. The enclosed Proxy is your ballot and will be used to record your vote on the proposal. This Proxy Statement and the accompanying Proxy are first being mailed or sent via electronic communication to shareholders of record of CIBER's Common Stock, $.01 par value per share (the "Common Stock"), on or about March 27, 2003.

Our 2003 Annual Meeting will be held both in person and by audio web cast.	You may recall that the 2002 Annual Meeting was conducted exclusively by electronic means in the hope of increasing shareholder participation. Determined to improve on attendance, which doubled last year, and to encourage greater shareholder participation by offering shareholders multiple opportunities to engage management, the Board resolved to conduct the 2003 Annual Meeting both in person and by live audio web cast. The Board and Management of CIBER encourage you to attend the Annual Meeting either electronically or in person.
To register for the live audio web cast:
Log on to www.ciber.com/cbr/annualmeeting at least fifteen (15) minutes prior to the start of the Annual Meeting. Questions related to the purpose of the Annual Meeting, and that would be appropriate to raise if you attended the Annual Meeting in person, will be accepted via e-mail and answered live. To submit a question, access the Annual Meeting web site and select "Questions." Questions will be entertained from Thursday, April 24, 2003 until the floor is closed to questions during the Annual Meeting. Shareholders who attend the electronic Annual Meeting may record or revoke their vote online, until the polls are officially closed, by selecting the "Vote" button at the Annual Meeting web site.
List of Shareholders.
A list of Shareholders entitled to vote at the Annual Meeting (the "List") will be available in both paper and electronic format for inspection by Shareholders for purposes related to the Annual Meeting. The List will be available for examination, for a period of ten (10) days prior to the Annual Meeting, commencing April 18, 2003, and throughout the time that the Annual Meeting is in session. The Company has taken reasonable steps to ensure that information contained in the List will be made available only to eligible shareholders. To examine the List please telephone the Company's Investor Relations Department (303-267-3831) and ask to speak with either Ms. Kelly Shadwick or Mr. Douglas Eisenbrandt. Upon verification that you are entitled to examine the List, you will be, depending upon your preference, given an appointment to review the List at the Company's corporate office or provided with a login, password and instructions to enter a secure web site link. The List will be available for inspection by shareholders who are present in person at the Annual Meeting.

AGENDA

        Shareholders are asked to consider and to vote upon the following proposal:

Proposal No. 1 See page 5	To elect two (2) Class III Directors to serve as members of the Board of Directors until the 2006 Annual Meeting of Shareholders or until their successors have been duly elected and qualified.
Other Business	To consider other business that may properly come before the Annual Meeting.

To date, the Company is not aware of any other business to be presented for consideration at the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons designated as agents in the enclosed Proxy will vote on those matters in accordance with their best judgment and consistent with present Company policies.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Your Proxy is solicited by the Board of Directors of the Company.

Record Date	Only shareholders of the Company's Common Stock, at the close of business on March 10, 2003 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. On the Record Date, there were 64,106,723 shares of Common Stock outstanding.
Voting
Shareholders are entitled to one vote on each proposal for each share of Common Stock held on the Record Date. Shares of Common Stock may not be voted cumulatively. You may cast your Proxy by any of the methods listed below. Please refer to the detailed instructions included with your Proxy for submission deadlines and step-by-step instructions.
	•	Vote by Mail. Complete, date and sign your Proxy. Mail it in the pre-paid envelope provided so that it reaches us before the deadline specified in the Proxy.
•
Vote by Telephone. Call the toll free telephone number provided with your Proxy and follow the instructions. You will use the touch pad on your telephone to record your vote. The deadline for telephone voting is 11:59 p.m. Eastern Daylight Time on April 28, 2003.
	•	Vote by Internet. Use your computer to enter the www.proxyvote.com web site and record your vote. The deadline for Internet voting is 11:59 p.m. Eastern Daylight Time on April 28, 2003.
	•	Vote during the Annual Meeting. You may vote either in person or electronically before the polls close.

To vote in person at the Annual Meeting, complete, date and sign the accompanying Proxy or a blank Proxy that will be available at the door. A Proxy cast at the Annual Meeting will automatically revoke a prior Proxy.

To vote electronically during the Annual Meeting, log on to www.ciber.com/cbr/annualmeeting to register to enter the Annual Meeting web site. Once you have registered, select the "Vote" button. You will be asked to provide additional information to verify your eligibility to vote, including your name, address, social security number and the 12-digit Control Number printed on your Proxy. You will also be asked to describe your vote as (1) first vote, (2) revocation or withdrawal of prior vote or (3) revocation or withdrawal of prior vote providing new voting instructions.
Quorum and Election	ADP Investor Communication Services has been selected to tabulate the votes and act as Inspector of Elections.

Quorum. The Company's bylaws provide that the presence, in person or by Proxy, of the holders of not less than a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to conduct business at the Annual Meeting. Since attendance in person is historically low, quorum will be determined by the number of shares present by Proxy.
Election. Delaware law provides the following:
•
Election of Directors. Directors shall be elected by a plurality of shares present in person or by Proxy at the Annual Meeting and entitled to vote on the election of Directors. A director wins by "plurality" when he or she receives more than one-half (1/2) the total number of votes cast for all of the competitors combined.
•
Matters other than the Election of Directors. In all matters other than the election of directors, the affirmative vote of a majority of shares present in person or by Proxy at the Annual Meeting and entitled to vote on the subject matter shall be the act of the shareholders.
Tabulation of your Proxy	The Inspector of Elections will tabulate your Proxy as follows:
	•	All shares represented by a properly executed Proxy will be voted at the Annual Meeting in accordance with your instructions unless you have taken steps to revoke or withdraw your Proxy.
	•	Shares that are voted WITHHOLD or ABSTAIN will be counted as present for quorum purposes, but will have the same effect as voting against a proposal.
•
Broker non-votes will have no impact on the outcome of a proposal but will be counted as "present" for quorum purposes. "Broker non-votes" are Proxies for shares held in record name by brokers or nominees, for which (i) instructions have not been received from the beneficial owner or person entitled to vote and (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity.
	•	If you sign and date your Proxy but do not provide instructions, your shares will be voted FOR ALL Board of Directors' nominees for Class III director.

•
In addition to executing your voting instructions, the persons named in the Proxy will have discretionary authority to vote all Proxies with respect to additional matters that may be properly presented for action at the Annual Meeting. The Company is not aware of any other business to be presented at the Annual Meeting.
You May Revoke or Change Your Proxy	At any time prior to final tabulation of the votes on April 29, 2003, you may change your vote or revoke your Proxy by following one of the procedures set forth below:
•
Deliver a letter, signed and in writing, to the Secretary of the Company stating your desire to revoke your Proxy. The letter must be dated later than the date stated on the Proxy you wish to revoke. Address the letter to CIBER, Inc. Corporate Secretary, 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111.
•
Deliver a Proxy bearing a date later than the Proxy you wish to revoke to ADP Investor Communication Services, 51 Mercedes Way, Edgewood, NY 11717. You may use any available voting method to deliver your new Proxy, but it must be received by ADP before the deadline for mail, telephone or internet voting.
•
Attend the electronic Annual Meeting and submit your vote prior to the close of the polls. Instructions for voting online during the Annual Meeting are on page 2, in the Voting section, of this Proxy Statement. Please note that attending the electronic Annual Meeting will not, alone, revoke or alter your Proxy.
	•	Attend the Annual Meeting in person, inform the Corporate Secretary that you wish to revoke a prior Proxy and submit a new Proxy.
Proxies of Executive Officers and Directors
As a group, the executive officers and directors of the Company own or may be deemed to control approximately 14% of the outstanding shares of Common Stock of the Company. Each of the executive officers and directors has indicated his intent to vote all shares of Common Stock owned or controlled by him FOR ALL of the candidates nominated by the Board to fill Class III director positions described in this Proxy Statement. Please refer to the table entitled Security Ownership of Certain Beneficial Owners and Management located on page 13 for additional information.
Proxy Solicitation
This Proxy Solicitation is made by and on behalf of the Board of Directors. Solicitation of Proxies for use at the Annual Meeting may be made by regular mail, by e-mail or in person by directors, officers and regular employees of the Company. These individuals will receive no additional compensation for any solicitation activities. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to those beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to beneficial owners. The Company will bear the entire cost of solicitation of Proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional information furnished to shareholders.

SHAREHOLDER PROPOSALS FOR OUR 2004 ANNUAL MEETING

        Shareholders of record may submit proposals on matters appropriate for shareholder action at the Company's annual shareholder meetings. To be properly brought before an Annual Meeting, your notice and proposal must be in writing and received by the Secretary of the Company at its principal executive offices not later than the close of business on the one hundred twentieth (120th) day (December 31, 2003), nor earlier than the close of business on the one hundred fiftieth (150th) day (December 1, 2003) prior to the first anniversary of the commencement of the preceding year's annual meeting. Proposals submitted after December 31, 2003 will be considered untimely and will not be eligible to be included in the Notice and Proxy Statement for the 2004 annual meeting. The persons named in the Company's Proxy will have discretionary authority to vote all Proxies with respect to any untimely proposals. Shareholder notices must contain the specific information set forth in the bylaws, and proposals must conform to the procedures established by the Securities and Exchange Commission in Section 14a-8 of the Securities Act of 1934, as amended. Shareholders will be furnished a copy of CIBER's bylaws without charge upon written request to the Secretary. Please address shareholder proposals to: Corporate Secretary, CIBER, Inc., 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111.

CORPORATE GOVERNANCE PRACTICES

Statement on Corporate Governance

        CIBER has had informal corporate governance standards in place since the Company's inception in 1974, which have evolved to accommodate the Company's growth over the years. CIBER's Code of Conduct is applied consistently to all employees and has been a prominent part of the Employee Handbook for several years. We have reviewed internally and with the Board the provisions of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act"), the proposed rules of the U.S. Securities and Exchange Commission and the proposed new listing standards of the New York Stock Exchange regarding corporate governance policies and processes. We believe that many of our current standards, although not formally set down, form an integral part of the CIBER culture and meet most of the proposed requirements. In anticipation of the adoption of these rule changes, we have drafted charters for our Compensation and Nominating Committees, proposed amendments to the Audit Committee Charter adopted in 2001, formalized a Code of Conduct and Business Ethics with specific application to executive and senior financial officers, and drafted Corporate Governance Guidelines, to implement certain of the proposed rules and standards. It is anticipated that the new charters, amendments to existing charters, the Code of Conduct and the Corporate Governance Guidelines will be adopted at the next quarterly meeting of the Board, or at such time as final rules governing such committees are adopted by the SEC and the NYSE. In the future, you will be able to access the latest standards and charters adopted by CIBER and the Board and its committees at the Investor Relations section at http://www.ciber.com/cbr or by writing to us at CIBER, Inc., 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111, Attention: Investor Relations.

PROPOSAL No. 1—ELECTION OF DIRECTORS

Background.	Each year at the Company's Annual Meeting of Shareholders, directors constituting approximately one-third of the Board are elected for a three-year term or until a successor is duly elected and qualified. The terms of current directors Mr. Archibald J. McGill, who was elected by shareholders in 2000 to fill the Class III position and Mr. George A. Sissel, who was unanimously elected by the Board to fill a vacant position on May 9, 2002, will expire at the 2003 Annual Meeting. The terms of the Class I Directors, Mr. Bobby G. Stevenson, Mr. James C. Spira and Mr. Peter H. Cheesbrough will expire in 2004. The terms of the Class II Directors, Mr. Mac J. Slingerlend and Mr. James A. Rutherford, will expire in 2005.

Pursuant to the Company's bylaws, vacancies on the Board may be filled by the affirmative vote of a majority of the remaining directors then in office. A director elected to fill a vacancy, including a vacancy created by an increase in the Board, serves for the remainder of the full term of the new directorship or of the class of directors in which the vacancy occurred. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. In 2002, in addition to Mr. Sissel, Mr. Spira and Mr. Cheesbrough were elected to fill vacancies on the Board.
Description of Proposal No. 1.
Proposal No. 1 asks you to elect two (2) individuals to serve as Class III directors for the ensuing three-year term, to expire in 2006, or until a successor is elected and qualified. The Nominating Committee, with the concurrence of the non-incumbent members of the Board, has nominated for re-election, and the Board presents for your consideration, Mr. Archibald J. McGill and Mr. George A. Sissel.

TEXT OF PROPOSAL NO. 1—ELECTION OF DIRECTORS

        The text of Proposal No. 1, as you will see it printed on your Proxy is as follows: "To elect the following nominees for Class III Director: Mr. Archibald J. McGill and Mr. George A. Sissel."

        Shares represented by Proxies that are not marked so as to "WITHHOLD ALL" authority to vote for Mr. Archibald J. McGill and Mr. George A. Sissel (Class III) or "FOR ALL EXCEPT" a specified individual will be voted FOR their election. If any of the nominees are unavailable or unwilling to serve as director, persons named in the Proxy intend to cast votes for which they hold Proxies in favor of the election of such other person as the Board may designate. The Board knows of no reason why either Mr. McGill or Mr. Sissel would be unable or unwilling to serve on the Board. Biographical information about each director nominee and each of the other directors is located on pages 6-8 of this Proxy Statement in the section entitled, "Directors and Executive Officers."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" OF THE NOMINEES

DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the Company's directors and executive officers, their ages, positions currently held with the Company, the year elected as director or appointed as officer and class of directorship. Directors are elected to serve three year terms, or until a successor is elected and qualified. Executive officers serve at the pleasure of the Board for a term of one year, renewable annually. For information about the ownership of the Company's voting securities held by each director, director nominee or executive officer, see "Securities Ownership of Certain Beneficial Owners and Management." Information about director nominees is indicated by an asterisk (*) in the table below and in the narrative following the table.

Name	Age	Position	Served as Officer or Director Since	Class (Term Exp.)
Bobby G. Stevenson	60	Chairman of the Board and Founder	1974	Class I (2004)
Mac J. Slingerlend	55	Chief Executive Officer, President, Secretary and Director	1989	Class II (2005)
Edward Longo	59	Chief Operating Officer, Executive Vice President	2002	—
David G. Durham	41	Chief Financial Officer, Senior Vice President and Treasurer	1995	—
Joseph A. Mancuso	56	Senior Vice President, President—Custom Solutions Division	1994	—
William R. Wheeler	43	Senior Vice President, President—CIBER Enterprise Solutions Division	2001	—
James A. Rutherford	57	Director	1994	Class II (2005)
Archibald J. McGill*	71	Director	1998	Class III (2003)
James C. Spira	60	Director	1994-98 and 2002	Class I (2004)
George A. Sissel*	66	Director	2002	Class III (2003)
Peter H. Cheesbrough	51	Director	2002	Class I (2004)

Bobby G. Stevenson.	Mr. Stevenson is Chairman of the Board of Directors, a Class I Director and one of the founders of the Company. Mr. Stevenson served as Vice President in charge of recruiting and management of the technical staff from 1974 until November 1977 when he became Chief Executive Officer. As Chief Executive Officer from 1977 to 1998, he was responsible for all operations of the Company. Mr. Stevenson has been a member of the Board of Directors of the Company since its inception.
Mac J. Slingerlend.
Mr. Slingerlend is a Class II Director and serves the Company as President, Chief Executive Officer and Secretary. Mr. Slingerlend joined the Company in January 1989 as Executive Vice President and Chief Financial Officer and was first elected as a director in 1994. He was promoted to President and Chief Operating Officer in 1996, elected Chief Executive Officer in March 1998 and Secretary in August 1998. Prior to joining the Company, Mr. Slingerlend spent 15 years in the banking industry, primarily as a commercial lender, and five years in corporate financial positions in the cable television and hospitality industries. Mr. Slingerlend serves as a director of Agilera, Inc., a former subsidiary of the Company.

Edward Longo.
Mr. Longo joined the Company May 7, 2002. Serving as Executive Vice President and Chief Operating Officer, he is responsible for all of CIBER's domestic operations, including our Custom Solutions and CIBER Enterprise Solutions Divisions and DigiTerra, Inc, a wholly owned subsidiary of the Company. From October 2000 until he joined CIBER, Mr. Longo was President and Chief Operating Officer of Decision Consultants, Inc., a Michigan corporation, acquired by CIBER as of April 30, 2002. Mr. Longo served as President and Chief Operating Officer of Renaissance Worldwide, Inc. from July 1999 to October 2000, and served from 1979 to 1999 in varying capacities with Keane, Inc., which culminated in service as Senior Vice President of Operations. During his tenure at Keane, Mr. Longo rose to become responsible for all custom outsourcing and staffing solutions.
David G. Durham.
Mr. Durham joined the Company in May 1995. He was promoted to the office of Chief Financial Officer and Treasurer in January 2001. Previously, as Senior Vice President, Mr. Durham was responsible for various financial and operating tasks within the Company and also served as Chief Financial Officer of Waterstone, Inc., a CIBER subsidiary. Prior to joining the Company, Mr. Durham served as Vice President and Chief Financial Officer of Spencer & Spencer Systems, Inc. of St. Louis, which was acquired by CIBER in 1995.
Joseph A. Mancuso.
Mr. Mancuso serves the Company as Senior Vice President and President of the Company's Custom Solutions Division. From March 2000 until May 2002, he served the Company as Chief Operating Officer, while also serving as Senior Vice President responsible for the Company's branch office operations, a position held since July 1999. From March 1998 to July 1999, Mr. Mancuso was President of CIBER Information Services, Inc., a CIBER subsidiary (i.e., CIBER branch offices) and was Regional Vice President in charge of Eastern operations from 1996 to 1998. Mr. Mancuso, joined the Company when it acquired CPU, Inc. in 1994, where he served as Regional Vice President in charge of Southeast branch operations from 1994 to 1996.
William R. Wheeler.
Mr. Wheeler was promoted to President, CIBER Enterprise Solutions Division in March 2003, where his duties include supervision of sales and operations for the Oracle, PeopleSoft, and SAP practices in North America. He was elected Senior Vice President in May 2002 and had served as Senior Vice President of this Division from July 2001 until March 2003. In April 2000, Mr. Wheeler was appointed Executive Vice President and Chief Operating Officer of DigiTerra, Inc., a newly created subsidiary of the Company. Prior to his move to DigiTerra, Mr. Wheeler served the Company as Regional Vice President and Senior Vice President of Sales and Marketing of Business Information Technology, Inc., a wholly owned subsidiary. Mr. Wheeler joined the Company in June 1995 upon the acquisition of BIT.
James A. Rutherford.
Mr. Rutherford is a Class II Director and has been a director of the Company since February 1994. He is currently a managing director of Wingset Investments Ltd., a private venture capital company located in New Albany, Ohio. Prior to forming Wingset in 1995, Mr. Rutherford was one of the founders of Goal Systems International, Inc., where he served in various executive positions, including Chief Executive Officer, and as a director from its incorporation in 1977 until its sale in 1992. Mr. Rutherford is also a trustee of Case Western Reserve University as well as several private corporations.

* Archibald J. McGill.
Mr. McGill has been a Class III director since September 1998 and has been nominated to stand for re-election at this Annual Meeting to fill one of the upcoming Class III vacancies. Mr. McGill has served in executive capacities at IBM and AT&T and was President of Rothschild Venture Capital. He is on the board of directors of several small high-technology companies. From 1985 to the present, Mr. McGill has been the President of Chardonnay, Inc., a venture capital investment company.
James C. Spira.
Effective March 7, 2002, Mr. Spira accepted the invitation of the Board to become a Class I Director. Mr. Spira served as a director of the Company from September 1994 until October 1998. Mr. Spira currently serves as President and Chief Operating Officer of American Greetings Corporation. From 1995 to 2001, he was managing partner of Diamond Technology Partners, Inc., a Chicago, Illinois-based management consulting firm providing program management services to design and deploy technology-enabled business strategies. Prior to that time, Mr. Spira was Group Vice President of The Tranzonic Companies, a Cleveland-based holding company, and was co-founder, President and Chief Executive Officer of Cleveland Consulting Associates, an operations and systems management consulting firm doing business with multi-national companies from 1974 to 1991.
* George A. Sissel.
Mr. Sissel is a Class III Director and has been nominated to stand for re-election at this Annual Meeting to fill one of the upcoming Class III vacancies. Mr. Sissel became a director of the Company on May 9, 2002. He is the former Chairman and Chief Executive Officer of Ball Corporation, and continues to serve as a director. Mr. Sissel joined Ball Corporation in 1970, assumed the positions of President and CEO in 1994 and Chairman of the Board in 1996. Mr. Sissel also serves on the boards of the National Association of Manufacturers and First Merchants Corporation. He chairs both the Colorado Association of Commerce and Industry (CACI) and the Advisory Board of the College of Engineering and Applied Sciences, University of Colorado at Boulder. He also serves on the Colorado Governor's Commission on Science and Technology and sits on the Advisory Board of the Business School, University of Colorado at Denver.
Peter H. Cheesbrough.
Effective November 18, 2002, Mr. Cheesbrough accepted the invitation of the Board to become a Class I Director and Chairman of the Audit Committee. He is currently Chief Financial Officer of Navigant Biotechnologies, Inc. From 1999-2000, Mr. Cheesbrough was Senior Vice President Finance and CFO of Quovadx, Inc. From 1985 to 1999, he was employed by Echo Bay Mines Ltd, a public international gold mining company, as Vice President/Controller (1985-1993) and Senior Vice President Finance and CFO (1993-1999). Prior to 1985, he served in executive financial positions with two Canadian public companies. Prior to that time, Mr. Cheesbrough was an audit and tax manager for Coopers & Lybrand (now, Pricewaterhouse Coopers) in England and Canada. Since 1996, Mr. Cheesbrough has served on the board of Health Grades, Inc. where he is currently a member of both the Audit and Compensation Committees. He is a member of the Institute of Chartered Accountants in Alberta and a Fellow of the Institute of Chartered Accountants in England and Wales.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Transactions with management and others.    Consistent with provisions of the Sarbanes-Oxley Act of 2002, CIBER, Inc. has adopted a policy prohibiting future loans to officers and directors

        In July 1999, the Company entered into a promissory note with Mr. Joseph A. Mancuso, in the initial principal amount of $300,000, to assist with the purchase of a home. Mr. Mancuso is the Company's Senior Vice President and President of CIBER's Custom Solutions Division. The promissory note requires partial repayment annually, with the balance payable in full in five years or sooner in the event that Mr. Mancuso is no longer an employee of CIBER. The loan is secured by a second mortgage on Mr. Mancuso's residence. As of December 31, 2002, the outstanding balance on the loan receivable from Mr. Mancuso was $220,476. Imputed interest reported on Mr. Mancuso's 2002 Form W-2 was $12,557. The Note expires according to its terms in July, 2004, and will not be renewed or amended.

        On January 2, 2002, the Company entered into a Revolving Promissory Note with Mr. Mac J. Slingerlend in the initial principal amount of $1,500,000, for the primary purpose of tax assistance. Mr. Slingerlend is the Company's President, Chief Executive Officer and Secretary. The balance of the Note was due and payable on December 31, 2002. On December 23, 2002, Mr. Slingerlend paid in full all amounts due and owing under the Note and the Note was cancelled. Imputed interest reported on Mr. Slingerlend's 2002 Form W-2 was $36,534.

        On January 11, 2002, the Company entered into a vendor agreement with CustomDepot.com for the design, manufacture and provision of custom logo items for the CIBER Gear program and for use at marketing events for the year 2002 (the "Agreement"). This non-exclusive Agreement is one of several entered into with various companies in the ordinary course of business that provide logo-bearing paraphernalia for Company events. The products and services are provided at or below market rates charged by third party vendors. In 2002, the Company paid CustomDepot.com a total of $146,994 for products and services. CustomDepot.com is owned and operated by Ms. Terra Emerson, daughter of the Company's President. No officer or director of the Company has any pecuniary or beneficial interest in CustomDepot.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's directors, executive officers and persons who beneficially own greater than 10% of a registered class of the Company's equity securities file initial reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission (the "Commission") and the Company. Based solely upon its review of copies of the Section 16(a) reports received by the Company, and written representations from certain reporting persons, the Company believes that during the year-ended December 31, 2002, all of its directors, executive officers and greater than 10% beneficial owners were in compliance with their filing requirements, including the accelerated filing requirements under Sarbanes-Oxley, except that the Form 3, Initial Ownership Report of Mr. Cheesbrough, due within 10 days following his entry upon the Board, and believed to have been timely filed in paper form with the Commission, did not reach the SEC for filing. Immediately upon discovery of the error, the Form 3 was electronically filed on January 16, 2003. The Form 3 disclosed both Mr. Cheesbrough's non-derivative equity holdings and derivative securities acquired as a result of his membership on the Board. Neither the non-derivative disclosure nor the derivative transaction (option grant) triggered a matching purchase and sale event.

BOARD COMMITTEES AND MEETINGS

        The Board met six times in 2002, including four regularly scheduled meetings (held quarterly) and two telephonic meetings. Each director, including incumbents, participated either in person or by conference telephone at all of the board meetings and committee meetings (of which such director was a member) held in 2002. The Board has standing Compensation, Nominating and Audit Committees with membership as specified below.

Standing Committees of the Board

2002 COMMITTEE MEMBERSHIP
Director
	Audit	Compensation	Nominating
B. Stevenson	———(Affiliated Director)———
M. Slingerlend	———(Inside Director)———
J. Rutherford	Chair (Jan-Nov '02)	—	Chair
A. McGill	X	X	—
J. Spira	X	Chair	X
G. Sissel	—	X	—
P. Cheesbrough	Chair (from Nov '02)	—	—

COMPENSATION COMMITTEE.	The principal responsibilities of the Compensation Committee are to administer and grant awards under the Company's Equity Incentive Plan and to administer the Employee Stock Purchase Plan (which are stock-based plans). In addition, the Compensation Committee recommends annual salary and bonus incentives for executive officers and senior management to the Company's Board. The Committee has drafted a charter which is anticipated to be presented for approval and adoption at the next quarterly board meeting or at such time as final rules governing Committees are adopted by the SEC and NYSE. The members of the Compensation Committee are Mr. Spira (Chairman), Mr. McGill and Mr. Sissel. The Compensation Committee met twice in 2002.
NOMINATING COMMITTEE.
The principal responsibilities of the Nominating Committee are to identify and nominate qualified individuals to serve as members of the Board, or to nominate candidates to fill such other positions as may be deemed necessary and advisable by the Board. Members of the Nominating Committee must be outside directors who are not incumbent to the Class of directors nominated for election during their year of service on the Committee. The members of the Nominating Committee are Mr. Rutherford (Chairman) and Mr. Spira. The Nominating Committee met once in 2002.

The Nominating Committee will consider nominees recommended by the shareholders. Please refer to the section entitled "Shareholder Proposals For Our 2004 Annual Meeting" located on page 4 for information related to shareholder nominations.

AUDIT COMMITTEE.
The principal responsibilities of the Audit Committee during 2002 were: (1) to evaluate, select and engage the Company's independent public accountant, (2) to meet periodically with representatives of the Company's independent auditors and management to review the general scope of audit coverage, (3) to consider the Company's accounting practices and procedures and system of internal accounting controls, (4) to review any transactions that may involve a conflict of interest, and (5) to report to the Board with respect thereto.
Membership, Meetings and Participation.
The members of the Audit Committee are Messrs. Cheesbrough (Chair), Rutherford (former Chair) and McGill and Spira, each of whom is an outside director, independent of management and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a committee member, as defined in Sections 303.01(b)(2)(a) and (3) of the listing Standards of the New York Stock Exchange, as modified or supplemented. During 2002, the Committee met a total of five (5) times, three times with all members in attendance and with management and the independent auditors (February, November and December). The February meeting was held to review and approve the 2001 audited financial statements; the December meeting to plan for the 2002 audit. The chart below provides a summary of each Committee members' participation in Board and Committee meetings in 2002. The full Board reviews and discusses the minutes of the Audit Committee quarterly.
2002 Meetings Attended
(Audit Committee)	2/06		4/22		7/25		10/21		12/13
(Full Board)		2/19		5/02		7/30		10/30
Member
J. Brocksmith(1)	CHR	—	—	—	—	—	—	—	—
J. Rutherford	X	X	X	CHR	X	CHR	X	CHR	X
A. McGill	X	X	X	*	X	*	X	X	X
J. Spira(2)	—	—	—	X	—	X	X	X	X
P. Cheesbrough(3)	—	—	—	—	—	—	—	—	CHR

(1)
Mr. Brocksmith resigned from the Board in February, 2002.

(2)
Mr. Spira rejoined the Board on March 7, 2002.

(3)
Mr. Cheesbrough joined the Board and assumed Chair of the Audit Committee on November 18, 2002.

*
The Audit Committee charter provides that the Chairman, alone, may meet with auditors and management to discuss quarterly financial results. In July, 2002, the Audit Committee decided that all members should attend all future meetings.

Audit Committee Charter	In May, 2001, the Audit Committee proposed and the Board adopted a written Charter, in compliance with requirements of the New York Stock Exchange and the Securities and Exchange Commission. It is a further requirement that the Audit Committee Charter be attached as an Appendix to the Company's Proxy Statement once every three (3) years, or sooner upon amendment, the Charter was filed as part of the Company's 2001 Proxy Statement. The Charter was not amended in 2002.

The Company is in the process of drafting an Amended and Restated Charter for the Audit Committee that complies with the Sarbanes-Oxley Act of 2002. Adoption is contingent upon the promulgaton of final rules or regulations currently under consideration by the SEC and the New York Stock Exchange in response to the mandates of Sarbanes-Oxley. Upon adoption, the amended and restated charter will be filed with the SEC and NYSE, as required, and will be available for review on the Company's Investor Relations website at http://www.ciber.com/cbr.
"Audit Committee Financial Expert"
Anticipating adoption of amended Listing Standards by the New York Stock Exchange in response to Sarbanes-Oxley legislation and SEC rule making regarding financial experts, Mr. Peter H. Cheesbrough was invited to join the Board specifically to assume the Chair of the Audit Committee. The Board has determined that Mr. Cheesbrough's broad accounting and financial reporting experience meets the current and proposed definitions of "audit committee financial expert." Mr. Cheesbrough is independent, as such term is defined in the Securities Exchange Act of 1934, as amended.
Report of the Audit Committee(1)
As stated in the Audit Committee Charter adopted by the Board of Directors of CIBER, Inc. in May, 2001, the Audit Committee of the Board assists the Board in fulfilling its responsibilities for financial reporting compliance by reviewing the audited financial statements, reviewing the system of internal controls that management and the board of directors have established and reviewing the overall audit process. The Audit Committee, as a Committee of the board, is directly responsible for the appointment, compensation and oversight of the registered public accounting firm, and in that capacity has:
(1)
This section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

•	reviewed and discussed the audited financial statements for 2002, separately and jointly with management and with KPMG LLP ("KPMG"), the Company's independent auditors;
•
discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, Codification of Statements on Auditing Standards, AU § 380, as modified or supplemented by the Auditing Standards Board of the American Institute of Certified Public Accountants;
•
received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", as may be modified or supplemented, and has discussed with KPMG its independence; and

•
further, considered whether the auditor's provision of non-audit services is compatible with independence and concluded that the services rendered by KPMG are compatible with maintaining the principal accountant's independence for the following reasons: (1) no ($0.00) fees were billed for financial information systems design and implementation and (2) Other Fees primarily relate to services provided in connection with tax advice and acquisition transactions in the U.S. and Europe. The Company's principal accountant and independent auditor, KPMG LLP, billed a total of $562,566 for all services provided in 2002. Please refer to the section entitled Independent Public Accountants located on page 24 for fee information.

Based upon this review and discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year-ended December 31, 2002, and that this report be included in the Proxy Statement.
By the Audit Committee:
Peter H. Cheesbrough, Chair James A. Rutherford Archibald J. McGill James C. Spira

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding beneficial ownership of the Company's Common Stock at February 28, 2003, and stock options exercisable for shares of Common Stock within sixty days of such date, held by (i) each person or group of persons known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each Named Executive Officer (as defined under "Executive Compensation" below) and (iv) all executive officers and directors of the Company as a group. All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons to the Company. Unless otherwise indicated, the shareholders listed below have sole voting and investment power with respect to the shares reported as owned. On February 28, 2003 there were 64,166,723 shares of Common Stock outstanding.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
5% Beneficial Owners
Bobby G. Stevenson(2)	7,203,111	11.2%
Neuberger Berman, Inc.(3) Neuberger Berman, L.L.C.	4,357,442	6.8%
Liberty Wanger Asset Management, L.P.(4) WAM Acquisition Group, Inc., G.P. of WAM GP Liberty Acorn Trust	3,999,300	6.2%
Officers and Directors
Bobby G. Stevenson	See Above	See Above
Mac J. Slingerlend(5)	1,325,127	2.0%
Edward Longo(6)	191,500	*
David G. Durham(7)	110,008	*
Joseph A. Mancuso(8)	176,084	*
William R. Wheeler(9)	55,070	*
James A. Rutherford(10)	106,372	*
Archibald J. McGill(10)	41,089	*
James C. Spira(10)	12,085	*
George A. Sissel(10)	1,785	*
Peter H. Cheesbrough(10)	1,458	*
All directors and executive officers as a group (11 persons)(11)	9,224,409	14.2%

* less than 1%

(1)
The address of Bobby G. Stevenson is c/o CIBER, Inc., 5251 DTC Parkway, Suite 1400, Greenwood Village, CO 80111. The address of Neuberger Berman, L.L.C. is 605 Third Avenue, New York, New York 10158-3698. The address of Liberty Wagner Asset Management, L.P. and of WAM Acquisition Group, Inc. is 227 West Monroe Street, Suite 3000, Chicago, IL 60606

(2)
Includes shares held by the Bobby G. Stevenson Revocable Trust (the "Trust"), of which Mr.nb--]Stevenson is the Settlor, Trustee and Beneficiary. On February 7, 2003, Mr. Stevenson filed information on Schedule 13G with the Commission reporting that the Trust has (1) sole power to vote or direct the vote of 7,202,653 shares, (2) shared power to vote or direct the vote of 0 (no) shares, (3) sole power to dispose or direct the disposition of 7,202,653 shares and (4) shared power to dispose or to direct the disposition of 0 (no) shares. Excludes 45,000 shares of Common Stock held in the Irrevocable First Stevenson Charitable Remainder Unitrust, of which shares

Mr. Stevenson disclaims beneficial ownership and an unvested option to purchase 8,000 shares of stock, granted as compensation for service on the Company's board of directors.

(3)
Includes information concerning Neuberger Berman, Inc. ("Neuberger"), Neuberger Berman, L.L.C. ("LLC") and Neuberger Berman Management, Inc. ("Management"). On February 13, 2002, Neuberger Berman, Inc. filed information on Schedule 13G with the Commission reporting that these companies have (1) sole power to vote or direct the vote of 3,000 shares, (2) shared power to vote or direct the vote of 3,207,900 shares, (3) sole power to dispose or direct the disposition of 0 (no) shares and (4) shared power to dispose or to direct the disposition of 4,357,442 shares. Neuberger filed on behalf of itself, LLC and Management representing that it owns 100% of each of LLC and Management and does not own over 1% of the issuer. LLC is an investment advisor and broker/dealer with discretion. Management is an investment advisor to a Series of Mutual Public Funds.

(4)
Includes information concerning Liberty Wanger Asset Management, L.P. ("WAM"), WAM Acquisition GP, Inc. ("WAM, GP") and Liberty Acorn Trust ("Acorn"). On February 12, 2003, WAM filed information on Schedule 13G with the Commission reporting that these companies have (1) sole power to vote or direct the vote of no (0) shares, (2) shared power to vote or direct the vote of 3,999,300 shares, (3) sole power to dispose or direct the disposition of no (0) shares and (4) shared power to dispose or to direct the disposition of 3,999,300 shares. Shares reported were acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM, GP are entitled to receive all dividends from and proceeds from the sale of these shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of shares reported to the extent of more than 5% of the class.

(5)
Includes options to purchase 832,724 shares of Common Stock.

(6)
Includes options to purchase 16,500 shares of Common Stock.

(7)
Includes options to purchase 105,600 shares of Common Stock.

(8)
Includes options to purchase 172,249 shares of Common Stock.

(9)
Includes options to purchase 54,918 shares of Common Stock.

(10)
Includes options to purchase 57,000, 37,000, 10,000, 0 and 0, shares of Common Stock for Messrs. Rutherford, McGill, Spira, Sissel and Cheesbrough, respectively. Mr. Spira joined the Board effective March 7, 2002 and was granted the option to purchase 20,000 shares, 10,000 of which have not vested and are not included in the above amounts. Mr. Sissel and Mr. Cheesbrough joined the board on May 2 and November 18, 2002, respectively. Each was awarded an option to purchase 20,000 shares, of which none have vested and none are included in the above amounts.

(11)
Includes options to purchase 1,285,991 shares of Common Stock.

COMPENSATION OF DIRECTORS

Compensation of Directors

        All non-employee directors receive shares of CIBER Common Stock valued at approximately $2,500 for each Annual Meeting attended and are paid a $6,000 semi-annual retainer. The Chairman of the Audit Committee of the Board receives twice this retainer amount due to the additional time needed to fulfill this responsibility. All directors are reimbursed for expenses incurred to attend meetings. Non-employee directors receive stock options under the Non-Employee Directors' Stock Option Plan (the "Directors' Plan") for serving on the Board. Employee directors receive no additional compensation for serving on the Board.

        The Directors' Plan was approved by the shareholders in 1994 and, as amended at the 2002 Annual Meeting, 300,000 shares of Common Stock are authorized for issuance under the Plan. The Plan is administered by the Board. Each option granted under the Directors' Plan vests in equal annual installments over two years and expires ten years from the date of grant. The Directors' Plan provides for an initial grant of options to purchase 20,000 shares of Common Stock to each non-employee director when that director takes office. In addition, after each year of service, each non-employee director receives the grant of an option to purchase 4,000 shares of Common Stock; such options vest fully one year after the date of grant.

Compensation Committee Interlocks and Insider Participation

        There were no Compensation Committee Interlocks in 2002. The Compensation Committee of CIBER's Board of Directors currently consists of James C. Spira, Archibald J. McGill and George A. Sissel. None of these directors has ever been an officer or employee of CIBER. No current executive officer of CIBER has ever served as a member of the board of directors or as a member of the compensation committee of any other entity that has or has had one or more executive officer's serving as a member of the CIBER's Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

        The following table sets forth compensation information with respect to the Company's Chief Executive Officer and the Company's most highly paid executive officers with annual compensation in excess of $100,000 (the "Named Executive Officers") for services rendered for the years ended December 31, 2002, 2001 and 2000. See "Employment Agreements".

Summary Compensation Table

		Annual Compensation				Long-term Compensation
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Securities Underlying Options (#)	All Other Compensation ($)(1)
Mac J. Slingerlend Chief Executive Officer, President & Secretary	2002 2001 2000	475,000 425,000 395,000		130,000 268,897 142,535	(3)	400,000 600,000 —	44,764 12,874 11,900	(2) (3)
Edward Longo Executive Vice President, Chief Operating Officer	2002 2001 2000	302,885 — —		80,000 — —		200,000 — —	1,816 — —
David G. Durham Chief Financial Officer, Senior Vice President and Treasurer	2002 2001 2000	250,000 212,212 175,000		66,250 25,000 25,000		57,500 20,000 10,000	4,456 5,176 3,849
Joseph A. Mancuso Chief Operating Officer; President, Custom Solutions Division	2002 2001 2000	340,385 344,500 318,750		77,188 80,150 37,867		70,000 30,000 75,000	17,315 6,503 2,233	(2)
William R. Wheeler Senior Vice President; President, CIBER Enterprise Solutions Division	2002 2001 2000	240,285 236,965 —	(4)	— 498,700 —	(5)	40,000 35,000 —	5,379 3,175 —	(2)

(1)
Consists of amounts contributed under the Company's 401(k) Savings Plan and amounts paid by the Company for life insurance benefits. Savings Plan contributions for the year-ended December 31, 2002, 2001 and 2000 were: Mr. Slingerlend—$3,000, $3,000 and $3,212; Mr. Longo—$734, $0 and $0; Mr. Durham—$3,000, $3,000 and $3,000; Mr. Mancuso—$3,000, $3,000 and $1,543; and Mr. Wheeler—$3,000, $0 and $0, respectively. Life insurance premiums paid for the year ended December 31, 2002, 2001 and 2000 were: Mr. Slingerlend—$5,230, $9,874 and $8,688; Mr. Longo—$1,082, $0 and $0; Mr. Durham—$1,456, $2,176 and $849; Mr. Mancuso—$1,758, $3,503 and $690; and Mr. Wheeler—$768, $175 and $0, respectively.

(2)
In addition to amounts described in footnote 1, includes imputed interest on loans outstanding during 2002 in amounts of $36,534, $12,557 and $1,611 for Mr. Slingerlend, Mr. Mancuso and Mr. Wheeler, respectively.

(3)
Includes the value of a stock award under the Equity Incentive Plan of 30,000 shares to Mr. Slingerlend valued at $6.15, the fair market price on the date of grant, $184,500.

(4)
Mr. Wheeler rejoined the Company from its subsidiary DigiTerra, Inc. in July, 2001. Prior to July, Mr. Wheeler was employed by DigiTerra, Inc., a subsidiary of the Company. Amounts reflect compensation from DigiTerra for the six month period from January to June 2001 and compensation from the Company from July to December 2001. Prior to that time, Mr. Wheeler was in a non-reporting position.

(5)
Includes the value of a stock award under the Equity Incentive Plan of 100,000 shares to Mr. Wheeler, valued at the fair market value on the date of grant, $400,000.

Option Grants in the Last Fiscal Year

        The following table sets forth information regarding options granted to the Named Executive Officers during the year-ended December 31, 2002.

Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Number of Securities Underlying Options Granted (#)
Percent of Total Options Granted to Employees in Fiscal Year
Name			Exercise or Base Price ($/Share)	Expiration Date
					5%($)	10%($)
Mac J. Slingerlend(2)	100,000 100,000 200,000	4.6048 4.6048 9.2096	$10.18 5.02 5.45	1/22/12 7/29/12 12/20/12	640,215 315,705 685,495	1,622,430 800,059 1,737,179
Edward Longo(3)	100,000 50,000 50,000	4.6048 2.3024 2.3024	$6.51 15.00 5.02	5/06/12 5/06/12 7/29/02	409,410 (219,795 157,853)	1,037,526 94,263 400,029
David G. Durham(4)	10,000 20,000 7,500 20,000	0.4605 0.9210 0.3454 0.9210	$6.51 5.02 6.15 5.45	5/06/12 7/29/12 12/13/12 12/20/12	40,941 63,141 29,008 68,500	103,753 160,012 73,511 173,718
Joseph A. Mancuso(5)	25,000 20,000 25,000	1.1512 0.9210 1.1512	$6.51 5.02 5.45	5/06/12 7/29/12 12/20/02	102,353 63,141 85,687	259,382 160,012 217,147
William R. Wheeler(6)	25,000 15,000	1.1512 0.6907	$5.02 5.45	7/29/12 12/20/12	78,926 51,412	200,015 130,288

(1)
Amounts reflect certain assumed rates of appreciation set forth in the Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved.

(2)
Options to purchase 100,000 and 200,000 shares were granted to Mr. Slingerlend on 1/22/02 and 12/20/02, respectively. These options were fully vested as of the date of grant. Options for 100,000 shares were granted to Mr. Slingerlend on 7/29/02 that vest in four equal annual installments from the date of grant.

(3)
Options to purchase 100,000 and 50,000 shares were granted to Mr. Longo on 5/06/02. These options vest in three equal annual installments from the date of grant. Options for 50,000 shares were granted to Mr. Longo on 7/29/02. These options vest in four equal annual installments from the date of grant.

(4)
Options to purchase 10,000 shares were granted to Mr. Durham on 5/06/02. These options vest in three equal annual installments from the date of grant. Options for 20,000, 7,500 and 20,000 shares were granted to Mr. Durham on 7/29/02, 12/13/02 and 12/20/02, respectively. These options vest in four equal annual installments from the date of grant.

(5)
Options to purchase 25,000 shares were granted to Mr. Mancuso on 5/06/02. These options vest in three equal annual installments from the date of grant. Options for 25,000 and 20,000 shares were granted to Mr. Mancuso on 7/29/02 and 12/20/02, respectively. These options vest in four equal annual installments from the date of grant.

(6)
Options to purchase 25,000 and 15,000 shares were granted to Mr. Wheeler on 7/29/02 and 12/20/02, respectively. The options vest in four equal annual installments from the date of grant.

Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth information concerning options exercised in 2001 and outstanding options held by the Named Executive Officers as of December 31, 2002. The ending market value was $5.15.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-end (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year-end ($) Exercisable/Unexercisable
Mac J. Slingerlend	—	—	630,224/352,000	153,915/158,335
Edward Longo	—	—	—/200,000	—/6,500
David G. Durham	—	—	105,600/67,400	8,608/1,742
Joseph A. Mancuso	—	—	172,249/95,733	39,608/1,742
William R. Wheeler	—	—	29,918/80,916	1,313/7,187

Employment Agreements

        The Company has entered into employment agreements with each of the Named Executive Officers. Each officer's agreement has a term of one year and is renewable annually. Each employment agreement provides that an officer's compensation will include a base and a bonus. The base salary and bonus structure of the Chief Executive Officer and the Chief Operating Officer are determined by the Compensation Committee of the Board of Directors. The base salary and bonus structure of the remaining executive officers are determined by the Chief Operating Officer, in consultation with the Chief Executive Officer. In the event that an officer's employment is terminated upon a change in control of the Company, upon death or disability of the officer or without cause, the officer will be entitled to a severance payment of one to three times his annual compensation, which varies based upon the cause of termination and officer position. Officers are also entitled to receive continuation of medical, dental and disability benefits for up to 36 months following termination, which varies based upon the officer's position. One officer received a loan from the Company in July 1999 and one officer entered into a promissory note in 2002, the terms of which are described under "Certain Relationships and Related Transactions."

Long-term Deferred Compensation Plan

        On March 1, 1996, the Company entered into a Salary Continuation Retirement Plan with Mr. Slingerlend where it agreed to make certain post-employment payments to him or to his designated beneficiaries, except in the event of a termination for cause. The Plan was revised effective February 15, 2002, at the direction of the Compensation Committee, to align payments with the current cost of living and to delete outdated segments of the vesting table. The Plan provides that payments will be made for 15 years after Mr. Slingerlend's termination of employment with the Company, beginning at age 60, and will range from $75,000 to $125,000 per year, based on Mr. Slingerlend's age at the time of termination of employment.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policy

        The Compensation Committee (the "Committee") of the Board consists of independent, non-employee directors. The purpose of the Committee is to develop policies and make specific recommendations with respect to the compensation of the Company's executive officers, with the objective that a fair relationship exists between executive pay and the creation of shareholder value. The Compensation Committee may also, from time to time, make recommendations concerning director compensation.

        Executive officer compensation has three components: salary, bonus (may be awarded as cash or equity in the form of stock grants) and equity (in the form of options to purchase the Company's Common Stock under the terms stated in the Company's Equity Incentive Plan.) The Committee arrives at salary, bonus target and equity compensation recommendations for the named executive officers after considering an internally prepared analysis of industry competitors, actual Company performance and subjective criteria. With respect to officers other than the Chief Executive Officer, the Committee also considers recommendations from the Chief Executive Officer. Generally, bonus compensation rewards past performance, while awards pursuant to the Company's Equity Incentive Plan are designed to encourage future performance and to increase the personal investment that the officer has in the Company's success. The Committee also applies the following goals to the factors considered above: (1) option incentive awards for all employees should total approximately 10% of the total number of shares of Common Stock outstanding and grants for any one year should total approximately 1-2% of the total number of shares of Common Stock outstanding, and (2) executive compensation should rank in the middle range of incomes of the executive officers of competitors.

2002 Compensation

        The 2002 base salary for the Company's Chief Executive Officer, Mr. Slingerlend, was set at $475,000. This was a $50,000 increase over the prior year. This increase was due, in part, to the fact that the Committee believed it was inappropriate to pay the Chief Executive Officer less than other named officers, and CIBER hired a new Chief Operating Officer during the year at a base salary of $450,000. The Committee believed this rate was necessary to attract and retain the Chief Operating Officer, based upon the compensation received from his previous employer.

        The internal analysis utilized by the Committee as a partial basis for establishing executive compensation in 2002 was compiled using information publicly available in the 2000 and 2001 proxy statements of Keane, Inc., Answer Think, Analysts International, American Management Systems and KPMG (consulting). The Chief Executive Officer's salary ranked third among the companies surveyed. Bonus compensation resulted in the Chief Executive Officer's cash compensation package placing second among the surveyed companies.

        Regarding bonus compensation for 2002, after considering the elements above, the Committee determined the maximum bonus compensation target for the Chief Executive Officer to be $200,000, to be earned as follows: (1) a sliding percentage award from 0% to 60% for the achievement of set revenue and income targets; (2) a sliding percentage award from 0% to 25% for completion of successful business combinations that reach specified revenue goals; and (3) a sliding percentage from 0% to 15% for subjective achievements including leadership, cost cutting, brand building, strategy and any other factors deemed important to the Committee. The actual cash bonus earned by the Chief Executive Officer was $130,000 as a result of achieving a percentage of the revenue goals, achieving the maximum target for business combinations and the subjective factors determined by the Committee. The target goals for the Chief Financial Officer, Mr. Durham, were the same as the goals for Mr. Slingerlend; however, the maximum bonus earnable was $125,000. The new Chief Operating Officer and Mr. Mancuso, who served as Chief Operating Officer for part of the year and Senior Vice President, were given the opportunity to achieve a maximum bonus of $100,000 and $162,500, respectively, based upon a sliding scale of 0% to 50% for achievement of specified revenue targets and 0% to 50% for achievement of net operating income targets. Other named officers have bonus structures with performance goals tied specifically to the individual's operational responsibility.

        Equity Compensation, in the form of options to purchase the Company's Common Stock were awarded to reward officers' contributions to the Company, to indicate the Company's confidence in the recipients' value to the Company's future success, and with the intent of increasing the recipients' financial interest in the long term success of the Company. Such awards are generally made in July and December of each year, or at such other times as the Committee, in its discretion, may deem appropriate. While industry comparisons are considered and the above guidelines are followed, determination of amounts granted are ultimately subjective.

        In 2002, the Compensation Committee awarded Mr. Slingerlend options to purchase 100,000 shares of stock in January. The option awarded in January was based on the improved financial performance of the Company in the fourth quarter of 2001.

        In May, option grants were made to Messrs. Durham and Mancuso to purchase 10,000 shares and 25,000 shares, respectively, for their efforts in completing CIBER's acquisition of Decision Consultants, Inc. ("DCI"). Mr. Longo was awarded an option to purchase 100,000 shares at $6.51 per share as an inducement to join CIBER as its Chief Operating Officer and an option to purchase 50,000 shares at $15.00 per share as an incentive to grow the Company.

        In July, options were granted to Messrs. Slingerlend, Mancuso, Durham and Longo in the following respective amounts: 100,000 shares, 20,000 shares, 20,000 shares and 50,000 shares. These options were awarded for the integration of the acquisition of DCI, the largest acquisition (based on revenues) ever completed by CIBER and the smooth assimilation of DCI into CIBER with no net loss of billable employees. Mr. Longo's award was also partially based on the fact that the 50,000 option shares granted to him at $15.00 per share as performance incentives upon joining CIBER in May were substantially under water in July when the stock was trading at $5.02.

        In December, the Committee awarded options to Messrs. Slingerlend, Durham, Mancuso and Wheeler to purchase 200,000 shares, 27,500 shares, 25,000 shares and 15,000 shares, respectively. These year-end awards were based on CIBER's historical practice of granting options to employees to purchase 1% to 2% of CIBER's outstanding shares of Common Stock each year and the subjective determinations of the Committee. With respect to officers other than the Chief Executive Officer, the Committee also considered recommendations from the CEO.

By the Compensation Committee:

  James C. Spira (Chairman)
  Archibald J. McGill
  George A. Sissel

Performance Graph

        The following provides a comparison of the 5 year cumulative total return* among CIBER, Inc., the S & P 500 Index, and a self-constructed Peer Group.

COMPARISON OF 66 MONTH CUMULATIVE TOTAL RETURN*
AMONG CIBER, INC., THE S & P 500 INDEX
AND A SELF-CONSTRUCTED PEER GROUP

        The Company utilizes a self-constructed Peer Group composed of industry competitors.

        *Assumes $100 invested on 6/30/97 in stock or index, including reinvestment of dividends. Effective December 31, 1999, the Company changed its year-end from June 30 to December 31.

        Peer Group includes: Accenture Ltd. Bermuda, American Management Systems, Inc., BearingPoint, Inc. (fka KPMG Consulting, Inc.), CAP Gemini Ernst & Young, and Keane, Inc.

        Corresponding Index Value and Common Stock Price Values are given below:

	Cumulative Total Return
	6/97	6/98	6/99	12/99	12/00	12/01	12/02
CIBER, INC.	100.00	222.30	111.88	160.88	28.52	55.28	30.13
S & P 500	100.00	130.16	159.78	172.10	156.43	137.84	107.37
PEER GROUP	100.00	174.54	100.03	121.82	51.28	68.35	44.38
CIBER, Inc. Closing Stock Price	$17.09	$38.00	$19.13	$27.50	$4.88	$9.45	5.15

        Copyright © 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

INDEPENDENT PUBLIC ACCOUNTANTS

        Representatives of KPMG LLP, the principal accountant selected for the current year and the most recently completed fiscal year, are expected to attend the Annual Meeting. Representatives of KPMG will have an opportunity to make a statement if they desire to do so and will make themselves available to respond to appropriate questions.

        Fees.    Set forth below is a summary of the fees billed to the Company by its principal accountant and independent auditor for each of the last two fiscal years, for the categories herein defined:

        Audit Fees.    The aggregate fees billed or expected to be billed by KPMG for professional services rendered for the audit of the Company's annual financial statements included in the Company's Form 10-K and review of the Company's financial statements included in the Company's Forms 10-Q for 2002 were $247,241.

        Financial Information Systems Design and Implementation Fees.    The aggregate fees billed or expected to be billed by KPMG for financial information systems design and implementation services for 2002 were $0.00.

        All Other Fees.    The aggregate fees billed or expected to be billed by KPMG for other services rendered during 2002 were $315,324, categorized as follows: $51,709 for audit services not included above; $254,751 for domestic and foreign tax compliance, general tax advice and tax issues related to acquisitions; and $8,864 for corporate secretarial services (registered agent) in the UK.

        Independence of the Company's Principal Accountant.    The Audit Committee has considered the issue of the independence of the Company's principal accountant and concluded that the provision of services by KPMG LLP in 2002 is consistent with maintaining the principal accountant's independence.

ANNUAL REPORT TO SHAREHOLDERS, MANAGEMENT'S DISCUSSION
AND ANALYSIS AND AUDITED FINANCIAL STATEMENTS

        The Company's 2002 Annual Report to Shareholders is being mailed to the shareholders with this Proxy Statement. The 2002 Annual Report to Shareholders should not be considered part of the soliciting material.

        Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's audited consolidated financial statements and notes thereto, as contained in the Company's Annual Report on Form 10-K for the year-ended December 31, 2002, are included herein on pages F-1 through F-47. The Company's Annual Report on Form 10-K is anticipated to be filed with the Securities and Exchange Commission no later than March 31, 2003. The Company will furnish you with a printed copy of Form 10-K without charge upon written request to: Corporate Secretary, CIBER, Inc., 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111.

ELECTRONIC ACCESS TO SEC REPORTS ON THE COMPANY WEBSITE
And
ELECTRONIC DELIVERY OF 2004 PROXY STATEMENT

        Available Information.    Our internet Investor Relations website is http://www.ciber.com/cbr, through which you may access free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to such reports filed or furnished to the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended. Reports filed or furnished to the Commission will be provided by linking directly to Company information contained on the Commission's EDGAR website, and will be available as soon as electronically filed and posted. In the future, our website will also provide current corporate governance documents of such as the Audit and Compensation Committee Charters, the Code of Conduct and Equity Compensation Plans, as such documents may be adopted or amended from time to time by the Board of Directors or by Shareholders.

        Alternate Delivery Options for 2004 Proxy Materials.    Did you know that it costs the Company approximately $5.00 per shareholder to print and mail the Annual Report, Proxy Statement and Proxy voting materials? Did you know that you can help the Company reduce these costs while also reducing the number of Proxy Solicitations that arrive at your home? If you are interested, there are two ways you can help.

  •
  Consent to "Householding." Delaware law provides that notice to shareholders is deemed effective if given by a single written notice to shareholders who share an address, if consented to by the shareholders at that address to whom such notice is given. It is also permitted that the Company, at its option, may give written notice of its intent to send the single notice discussed above. Shareholders who fail to object in writing to the Corporation within 60 days of having been given written notice shall be deemed to have consented to receiving single written notice. Individual proxies will be included in the single package for each shareholder. Consent is revocable at any time by written notice to the Corporation. The Company has begun the notification process to take advantage of this single written notice provision. We appreciate your favorable consideration of this notification method, which will not only reduce our printing and mailing expenses but also reduce the number of Proxy solicitations that arrive at your home.

  •
  Request e-mail delivery of your 2004 Proxy Materials. You can enjoy the benefits and convenience of electronic delivery of the Annual Report, Proxy Statement and online Proxy voting and more. To learn about the service and to enroll for on-line delivery, just log on to http://www.ciber.com and select "Investors," which will take you to CIBER's Investor Relations web page. Click on "electronic delivery enrollment" to read a description of the service and find a direct link to the enrollment page. We invite you to take advantage of this economical and environmentally friendly method of receiving shareholder materials.

By order of the Board of Directors,

Bobby G. Stevenson
Chairman of the Board
Greenwood Village, Colorado
March 27, 2003

Selected Financial Data

        The following selected consolidated financial data has been derived from our consolidated financial statements. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and Notes thereto, which are included herein.

					Six Months Ended Dec. 31, 1999
	Years Ended December 31,					Years Ended June 30,
In thousands, except per share data	2002		2001	2000		1999	1998

Operating Data:
Revenues		$608,318	558,875	621,534	362,000	719,661	576,488
Amortization of intangible assets		$910	12,155	14,032	6,754	7,520	3,936
Goodwill impairment		$-	-	80,773	-	-	-
Merger costs		$-	-	-	-	1,535	4,538
Operating income (loss)		$24,522	2,596	(56,897)	29,225	89,340	57,868
Net income (loss)		$14,178	1,684	(66,775)	17,643	54,495	36,477
Pro forma net income	$	n/a	n/a	n/a	n/a	n/a	34,270
Earnings (loss) per share - basic		$0.22	0.03	(1.15)	0.31	0.98	0.67
Earnings (loss) per share - diluted		$0.22	0.03	(1.15)	0.30	0.95	0.64

Weighted average shares - basic		63,313	58,191	57,900	57,345	55,362	51,355
Weighted average shares - diluted		63,989	58,698	57,900	58,496	57,141	53,843

Balance Sheet Data:
Working capital		$100,847	101,938	102,918	77,983	149,948	110,703
Total assets		$427,141	368,751	326,347	422,568	408,632	221,785
Total long-term liabilities		$30,857	18,634	-	5,355	-	-
Contingent value of put option		$5,832	-	-	-	-	-
Total shareholders' equity		$327,530	291,290	270,242	342,256	337,136	165,844
Shares outstanding, net of treasury		64,117	60,455	56,775	57,697	58,433	52,248

Notes:

•
Effective January 1, 2002, we adopted Statement of Financial Accounting Standards ("SFAS") No. 142, whereby goodwill is no longer amortized.
•
We have completed various acquisitions during the periods presented. The revenue and operating results of acquired companies are included from the respective acquisition dates (see Notes to Consolidated Financial Statements included herein).
•
Effective December 31, 1999, we changed our year-end from June 30 to December 31.
•
Merger costs for the years ended June 30, 1998 and June 30, 1999 consist of costs related to pooling of interests business combinations.
•
Fiscal 1998 amounts have been restated to reflect pooling of interests business combinations that occurred in fiscal 1999.
•
Pro forma net income in fiscal 1998 is after a pro forma adjustment to income tax expense resulting from pooling of interests business combinations and is used to calculate earnings per share in that year.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion of the results of operations and financial condition should be read in conjunction with our Consolidated Financial Statements and Notes thereto. With the exception of historical matters and statements of current status, certain matters discussed below are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from targets or projected results. Without limiting the foregoing, the words "anticipates," "believes," "could," "expects," "estimate," "intend," "may," "opportunity," "plans," "potential," "projects," "should," and "will" and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially are discussed herein under the caption "Disclosure Regarding Forward-Looking Statements and Factors that May Affect Future Results or the Market Price of Our Stock" Many of these factors are beyond our ability to predict or control. We disclaim any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance.

Business and Industry Overview

        CIBER, Inc. and its subsidiaries provide information technology ("IT") system integration consulting and other IT services. We also resell certain third-party IT hardware and software products. Our services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Our clients consist primarily of Fortune 500 and middle market companies across most major industries and governmental agencies. We operate from branch offices across the United States, plus offices in Canada and Europe. Our foreign operations accounted for 4% of our total revenues in 2002.

        The Custom Solutions segment primarily includes our CIBER custom branch offices and our CIBER European operations. Our Custom Solutions segment provides IT project solutions and IT staffing in custom developed software environments. Our Package Solutions segment is comprised of our CIBER Enterprise Solutions division and our subsidiary DigiTerra, Inc. The Package Solutions segment primarily provides enterprise software implementation services, including enterprise resource planning (ERP), supply chain management and customer relationship management software from software vendors such as J.D. Edwards, Lawson, PeopleSoft, Oracle and SAP. Custom Solutions accounted for approximately 85% of revenues in 2002 compared to 78% in 2001, with Package Solutions accounting for the remainder.

        We primarily provide consulting services under time-and-material or fixed-price contracts. The majority of our service revenues are recognized under time-and-material contracts as hours and costs are incurred. For fixed-price contracts, which make up approximately 10% of our services revenues, revenue is recognized on the basis of the estimated percentage of completion. Changes in our services revenues are primarily a function of hours worked on revenue generating activities and our average rate per hour. Hours worked on revenue producing activities vary with the number of consultants employed and the utilization level of those consultants. Utilization for our consultants represents the percentage of time worked on revenue producing engagements divided by the standard hours available (i.e. 40 hours per week). Our average utilization rates are higher in our Custom Solutions segment (typically around 85% to 90%) as compared to our Package Solutions segment (typically around 65% to 75%). We work hard to manage both the number of consultants we have and our overall utilization levels. If we determine we have excess available resources that we cannot place on a billable assignment in the near future, we consider reducing those resources. As a result, in 2001 and 2002, most of our consultant turnover has been from involuntary termination of employment. The hourly rate we charge for our services varies based on the level of the consultant involved, the particular expertise of the consultant and the geographic area. Our overall average rate per hourly is also influenced by the results of our fixed-price engagements, which can vary. Our average hourly billing rates are higher in our Package Solutions segment (typically around $145 to $155 per hour) as compared to our Custom Solutions segment (typically around $65 to $75 per hour).

        Other revenues include resale of third-party IT hardware and software products as well as commissions on sales of IT products. Our sales of IT hardware and software generally involve IT network infrastructure. Gross margins on product sales are typically 10% to 20%. As a remarketer of certain IT products, we recognize commission revenue net of product costs resulting in lower revenue and higher gross margin.

        The market demand for CIBER's products and services is heavily dependent on discretionary IT spending by major corporations and organizations in the markets and regions that we serve. Most recently, the current economic downturn has negatively affected the operations of many of our clients and prospective clients, and has negatively impacted their IT spending. As a result, competition for new engagements has been strong. We have responded to these business conditions by closely monitoring the utilization of our billable personnel, keeping non-productive time to a minimum and by managing our selling, general and administrative costs as a percentage of revenue.

        In the past few years the IT services industry has faced a changing and challenging environment. Following is a brief overview of what we believe to be the key industry-wide trends affecting us over the past few years. Through the middle of 1999, major organizations spent heavily on IT services in order to prepare their information systems for the potential problems presented by the year 2000 ("Y2K"). Companies with information systems applications that were not "Y2K compliant" either fixed those systems by rewriting software code or by implementing new systems that were Y2K compliant. After this period of spending on Y2K compliance ended, many existing corporations as well as funded "startup entities" spent heavily on systems that supported the conduct of business over the Internet. Many new "dot.com" businesses emerged which raised a great deal of private and public equity and used a significant portion of those proceeds on information systems to support their new business models. Along with these dot.com businesses came new consulting firms that provided information technology services to support the ebusiness initiatives of both new dot.com business entities and existing corporations wanting to conduct business over the Internet. Several of these new consulting firms were successful raising capital in the public equity markets and were also successful gaining acceptance as experts in the newer Internet technologies. As a consequence, a disproportionate share of the dollars spent on ebusiness initiatives went to these new consulting firms. Beginning in the latter part of 2000 and into 2001, many of these dot.com entities did not have a cash flow stream to support their businesses as going concerns and consequently have gone out of business. In addition, as the threat of these dot.coms to traditional business models waned, traditional business spending on ebusiness IT initiatives became more conservative. As dot.com entities began failing and IT spending declined, many of the new Internet consultancies that entered the market failed as well. While the failure of many Internet consultancies was competitively beneficial to CIBER, by the middle of 2001 the U.S. economy began a recession and large organizations further curtailed discretionary IT spending. These unfavorable economic conditions continue to dampen IT spending as we enter 2003.

Business Combinations

        As part of our ongoing growth strategy, we intend to continue to selectively identify and pursue the acquisition of complementary businesses to expand our geographic reach, service offerings and client base. From 2000 to 2002, we completed the following two significant business combinations:

Acquired Company	Date	Consultants added	Goodwill added
Decision Consultants, Inc.	April 2002	896	$58.5 million
Metamor Industry Solutions, Inc.	October 2001	724	$29.8 million

        Decision Consultants, Inc. ("DCI") was our largest acquisition to date. The majority of DCI's revenues were from clients that were already CIBER clients and most of DCI's operations were in locations already served by CIBER. As a result, the primary asset acquired was the workforce that was in place, which is accounted for as part of goodwill. Like CIBER, DCI's consultants comprised an experienced technical workforce that we believe will help maintain and obtain business at both current and new clients. DCI also added depth to our executive and operation's management team. The acquisition allowed us to combine many of the DCI offices with existing CIBER offices to obtain economies of scale resulting in reduced overhead costs as a percentage of revenues. Also significant were the cost savings to be realized by combining redundant corporate back office functions. DCI added significantly to CIBER's existing consultant base at IBM, Ford and Verizon, among others. In addition, the acquisition gave us opportunities at some new strategic clients, however, such clients did not constitute a significant percentage of DCI's revenues. Metamor Industry Solutions, Inc. ("Metamor") provided custom software development and IT staffing for federal and state/local government agencies. By combining Metamor with CIBER's existing federal and state/local government operations, public sector clients now represent approximately 30% of total revenues.

Change in Accounting for Goodwill

        In accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets," effective January 1, 2002 goodwill is no longer amortized, but will be reviewed annually for impairment. As a result, beginning January 1, 2002, our expense for amortization of intangible assets has decreased significantly. Our other intangible assets will continue to be amortized over their estimated useful lives. During the first quarter of 2002, we completed the transitional impairment test as required by SFAS 142 and it was determined that the change in accounting did not result in an impairment charge.

Results of Operations

        The following table sets forth certain statement of operations data, expressed as a percentage of total revenues:

	Years Ended December 31,
	2002	2001	2000

Consulting services	95.8%	94.2%	94.4%
Other revenues	4.2	5.8	5.6

Total revenues	100.0%	100.0%	100.0%

Gross margin—services	28.5%	29.9%	31.6%
Gross margin—other revenues	31.9	28.6	28.2

Gross margin—total	28.7	29.9	31.4
Selling, general and administrative expenses	24.5	27.2	25.3

Operating income before amortization	4.2	2.7	6.1
Amortization of intangible assets	0.2	2.2	2.3
Goodwill impairment	-	-	13.0

Operating income (loss)	4.0	0.5	(9.2)
Interest and other income, net	(0.1)	-	0.2

Income (loss) before income taxes	3.9	0.5	(9.0)
Income tax expense	1.6	0.2	1.7

Net income (loss)	2.3%	0.3%	(10.7)%

        The following table sets forth certain operating data for our reportable segments:

	Years ended December 31,
In thousands	2002	2001	2000

Services Revenue:
Custom Solutions	$501,988	$416,088	$453,076
Package Solutions	84,203	112,573	137,216
Eliminations	(3,327)	(2,046)	(3,811)

	$582,864	$526,615	$586,481

Percent of Services Revenue:
Custom Solutions	86%	79%	77%
Package Solutions	14%	21%	23%
Services Gross Margin %:
Custom Solutions	28.0%	28.6%	30.5%
Package Solutions	31.3%	34.9%	34.7%

Year Ended December 31, 2002 as Compared to Year Ended December 31, 2001

        Total revenues increased 9% to $608.3 million in 2002 from $558.9 million in 2001. This represents an 11% increase in consulting services revenues, which was partially offset by a 21% decrease in other revenues. Other revenues decreased to $25.5 million in 2002 from $32.3 million in 2001 due to decreased hardware sales. Custom Solutions services revenues increased 21% while Package Solutions services revenues decreased 25%, when compared to last year. Overall, the 2002 revenue growth compared to 2001 was attributed to the acquisitions closed in the fourth quarter of 2001 and the first half of 2002. Year-over-year, our average number of billable consultants increased 19.6% to 4,492 in 2002 from 3,754 in 2001. The increase in Custom Solutions service revenue in 2002 was due to an average net increase of approximately 784 consultants (+24%), combined with an increase in utilization levels to 90.8% in 2002 from 88.3% in 2001. The decrease in Package Solutions service revenues in 2002 was due to a combination of an average net decrease of approximately 46 consultants (-9%), combined with a 4% decrease in average billing rates.

        In total, our gross margin percentage decreased to 28.7% of revenues in 2002 from 29.9% of revenues in 2001. This decrease is due to declining gross margins on consulting services offset partially by improved gross margins on other revenues. Custom Solutions' gross margin on service revenues decreased 60 basis points in 2002 from the prior year. This decrease was primarily due to the addition of Decision Consultants, Inc. ("DCI") in 2002, which had slightly lower margins than CIBER's other Custom Solutions operations. Package Solutions' gross margin on service revenues decreased 360 basis points in 2002 from the prior year. This decrease was due to lower utilization levels coupled with a decrease in average billing rates during 2002. Also significant to the decline in overall services gross margins in 2002 was the fact that the lower margin Custom Solutions revenue accounted for 86% of service revenue in 2002 compared to 79% in 2001. Our gross margin percentage on other revenues increased to 31.9% in 2002 from 28.6% in 2001 due to decreased sales on lower margin computer hardware products. Low margin computer hardware product sales accounting for 59% of other revenues in 2002 compared to 65% in 2001, with higher margin commission revenue accounting for the remainder.

        Selling, general and administrative expenses ("SG&A") decreased to $148.9 million in 2002 from $152.0 million in 2001. As a percentage of sales, SG&A decreased to 24.5% in 2002 from 27.2% in 2001, as we have made cost-saving efforts to better align our SG&A costs with our current revenue levels. The cost saving initiatives began during the second half of 2001 and primarily included reduced personnel and facility costs. A metric that demonstrates the positive impact of our overhead personnel cuts is the ratio of billable employees to overhead employees which increased to 7.2:1 at December 31, 2002 from 4.9:1 at December 31, 2001. In addition, we realized economies of scale with the acquisition of DCI, as many of the acquired offices were combined with our existing offices. In 2001, we recorded $1.8 million of severance costs and $1.3 million of office closure costs that are included in SG&A. In connection with our reorganization of our DigiTerra and Waterstone subsidiaries, during the fourth quarter of 2001, we incurred severance costs related to certain executive management positions that were eliminated. In addition, during 2001 we incurred expenses related to losses on excess office space that we had sub-leased to other parties.

        Income from operations before amortization (which is how we internally measure our segment operations) increased 72% in 2002 to $25.4 million (4.2% of revenues) compared to $14.8 million (2.7% of revenues) in 2001.

        Amortization of intangible assets decreased to $910,000 in 2002 from $12.2 million in 2001. Due to the adoption of SFAS No. 142 on January 1, 2002, we no longer amortize goodwill.

        Interest income and expense fluctuates based on our average cash balance invested or amounts borrowed under our line of credit. Interest expense increased in 2002 as we borrowed under our line of credit to fund our acquisition of Metamor in October 2001 and again in May 2002 for our acquisition of DCI. Other income increased to $460,000 in 2002 from $167,000 in 2001. Other income increased, primarily due to $795,000 in gains on foreign currency exchange rates offset partially by $625,000 in losses on marketable security investments.

        Our 2002 effective tax rate was 40.4% compared to 41.1% in 2001. The decrease in our effective tax rate in 2002 is primarily due to the elimination of amortization expense relating to non-deductible goodwill, offset in part by increased state and foreign taxes. Income tax expense includes benefits of $395,000 in 2002 and $1.3 million in 2001 related to adjusting our prior years' estimated federal and state tax liabilities to actual amounts upon completion of our tax returns.

Year Ended December 31, 2001 as Compared to Year Ended December 31, 2000

        Total revenues decreased 10% to $558.9 million in 2001 from $621.5 million in 2000. This represents a 10% decrease in consulting services revenues and an 8% decrease in other revenues. Other revenues decreased to $32.3 million in 2001 from $35.1 million in 2000 due to decreased hardware sales. Custom Solutions services revenues decreased 8% while Package Solutions services revenues decreased 18%, when compared to 2000. The decrease in services revenues was primarily attributable to a decrease in billable consultants during the first half of the year, partially off-set by the addition of 964 consultants as a result of our acquisitions of Century Computer Consultants, Inc., Aris Corporation and Metamor Industry Solutions, Inc. during the last four months of 2001. Year-over-year, our average number of billable consultants decreased to 3,754 in 2001 from 4,413 in 2000. Custom Solutions average billable headcount decreased by 503 consultants (-13%) while Package Solutions decreased by 156 consultants (-24%). The decrease in average billable headcount resulted from our efforts to manage personnel consistent with the decrease in demand for our services.

        In total, gross margin percentage decreased to 29.9% of revenues in 2001 from 31.4% of revenues in 2000. This decrease is due to declining gross margins on consulting services offset partially by improved gross margins on other revenues. Consulting services gross margins declined primarily due to a decrease in the utilization levels of our consultants as well as increased consultant costs. Custom Solutions gross margin on consulting services decreased 190 basis points in 2001 from the prior year. This decrease was due to a decline in utilization levels to 88.3% in 2001 from 91.1% in 2000. Package Solutions consulting gross margin increased 20 basis points in 2001 from the prior year. This increase was the result of an improvement in utilization to 66.0% in 2001 from 64.3% in 2000 partially offset by higher consultant costs. Our gross margin percentage on other revenues increased slightly to 28.6% in 2001 from 28.2% in 2000 due to decreased sales of lower margin computer hardware products partially offset by a decline in gross margin on product sales due to pricing pressures. Product sales accounted for 65% of other revenues in 2001 compared to 69% in 2000, with commission revenue accounting for the remainder.

        Selling, general and administrative expenses ("SG&A") decreased to $152.0 million in 2001 from $157.1 million in 2000, while as a percentage of sales, SG&A increased to 27.2% in 2001 from 25.3% in 2000. This reflects the semi-fixed nature of SG&A as we were unable to reduce costs as quickly as the decline in revenues. In September 2001, we merged the operations of our subsidiary, Waterstone, Inc., into our Custom Solutions operations, suspending its brand and eliminating the related corporate overhead costs. Beginning in mid-2000, in connection with our planned spin-off of DigiTerra, we developed a corporate overhead structure for DigiTerra to prepare it to be an independent entity. After we ended our plans to spin-off DigiTerra, we reorganized DigiTerra's operations in the second half of 2001 and eliminated a large part of its corporate overhead costs. We had estimated that these cost savings initiatives would save us approximately $15 million annually. In 2001, we recorded $1.8 million of severance costs and $1.3 million of office closure costs that are included in SG&A. In connection with our reorganization of our DigiTerra and Waterstone subsidiaries, during the fourth quarter of 2001, we incurred severance costs related to certain executive management positions that were eliminated. In addition, during 2001, we incurred charges related to losses on excess office space that we had subleased to other parties. In 2000, we also recorded $1.3 million of severance costs resulting from involuntary terminations related to personnel realignment, $975,000 for an asset write-down, and $720,000 of professional fees resulting from our planned spin off of DigiTerra.

        Income from operations before amortization and goodwill impairment (which is how we internally measure our segment operations) decreased to $14.8 million (2.7% of revenues) for 2001 from $37.9 million (6.1% of revenues) in 2000.

        Amortization of intangible assets decreased to $12.2 million in 2001 from $14.0 million in 2000. This decrease was primarily due to the effects of the goodwill impairment charge recorded in the September 2000 quarter. During the quarter ended September 30, 2000, we recorded a goodwill impairment of $80.8 million to write-down the goodwill associated with certain acquisitions. This charge represents the amount required to write-down the goodwill to our best estimate of the future discounted cash flows of these operations.

        Interest income and expense fluctuates based on our average cash balance invested or amounts borrowed under our line of credit. Net interest expense increased as we borrowed under our line of credit to fund our acquisition of Metamor in October 2001. Other income decreased to $167,000 in 2001 from $381,000 in 2000, primarily due to reduced gains on sales of investments.

Tax expense was $1.2 million in 2001 as compared to $10.9 million for the year ended December 31, 2000. Tax expense was recorded for the year ended December 31, 2000, even though pre-tax loss was reported, because most of the goodwill impairment charge was not deductible for income tax purposes since the majority of the impaired goodwill related to non-taxable acquisitions. Our effective tax rate for the year ended December 31, 2001 was 41.1% compared to 50.8% (excluding the effects of the goodwill impairment charge) in 2000. The decrease in our effective tax rate in 2001, results from a $1.3 million federal and state tax benefit from adjusting our prior year's estimate tax liability to actual amounts upon completion of our tax returns.

Liquidity and Capital Resources

        At December 31, 2002, we had $100.8 million of working capital and a current ratio of 2.6:1. Historically, we have used our operating cash flow plus the sale of stock and periodic borrowings under our line of credit to finance our operations and business combinations. We believe that our cash and cash equivalents, our operating cash flow and our available line of credit will be sufficient to finance our working capital needs through at least the next year.

	Years ended December 31,
In thousands	2002	2001	2000

Net cash provided by (used in):
Operating activities	$47,620	$26,354	$36,450
Investing activities	(48,422)	(49,760)	(11,212)
Financing activities	5,686	13,758	(8,875)
Effect of foreign exchange rates on cash	646	(176)	(28)

Net increase (decrease) in cash and equivalents	$5,530	$(9,824)	$16,335

Cash provided by operations improved in 2002 compared to 2001 primarily due to improved results of operations, improved collections of receivables and a larger year-end payroll accrual due to the timing of our normal bi-weekly payroll cycle.

Investing activities are primarily comprised of cash paid for acquisitions and purchases of property and equipment. Purchases of property and equipment have decreased because of the significant number of assets acquired through acquisitions as well as cost containment initiatives. For our two largest acquisitions, we used $40.2 million of net cash in 2002 for our acquisition of DCI and $37.7 million of net cash for our acquisition of Metamor in October 2001. Included in purchases of investments in 2002 was $2.9 million for shares of Ecsoft. We acquired the remaining 90% of ECsoft in January 2003. In 2001, we received $5.8 million for the sale of a building acquired through our acquisition of Aris.

Financing activities are primarily comprised of cash provided by sales of stock (to employees and investors), cash used for the purchase of treasury stock and borrowing/repayments under our line of credit. In 2002, we received net proceeds of $14.1 million from a sale of stock to investors that was used to fund part of the DCI acquisition consideration. In connection with our 2002 acquisition of DCI, we assumed $11.7 million of DCI debt, which we repaid, and we issued a $1.5 million note payable as part of the purchase consideration that was subsequently repaid in 2002. We borrowed on our line of credit to partially fund our acquisitions of DCI in 2002 and Metamor in 2001, and we reduced our line of credit with cash flow from operations and other items.

Total accounts receivable decreased to $132.5 million at December 31, 2002 from $135.3 million at December 31, 2001, even though revenue increased. This decrease is primarily due to our increased collection efforts. Total accounts receivable days sales outstanding ("DSO") improved to 76 days at December 31, 2002 as compared to 82 days at December 31, 2001. Changes in accounts receivable have a significant effect on our cash flows. Items that can affect our accounts receivable DSO include, contractual payment terms, client payment patterns (including approval or processing delays and cash management), and our level of collection efforts. Many individual reasons are outside of our control. As a result, our DSO will normally fluctuate from period to period affecting our liquidity.

Accrued compensation and related liabilities increased to $30.4 million as of December 31, 2002 from $25.1 million at December 31, 2001. This increase is due to a combination of the increase in our year-end headcount to approximately 5,400 in 2002 from 4,900 in 2001 and the timing of our normal bi-weekly U.S. payroll cycle. At December 31, 2002, there were twelve days of payroll accrued compared to eleven days at December 31, 2001.

Accounts payable and other accrued liabilities typically fluctuate based on when we receive actual vendor invoices and when payment is made. The largest of such items, relate to vendor payments for IT hardware and software products that we resell and payments to services related contractors.

In 2002, we continued the repurchase of our common stock under our share repurchase programs. At December 31, 2002, we had authorization for the repurchase of 235,000 shares. On February 18, 2003, our Board of Directors authorized an additional 1,000,000 shares for repurchase. We may continue to use cash to repurchase our common stock.

We have a reducing revolving line of credit agreement with Wells Fargo Bank, N.A. that expires September 30, 2004. In connection with acquisitions, the line of credit was amended in May 2002 and again in December 2002 to increase our maximum allowable borrowings. At December 31, 2002, our borrowings were $21.9 million while the maximum amount available to be borrowed is $75 million. The maximum available borrowing under the line of credit automatically reduces to $50 million on April 30, 2003 and further reduces to $47.5 million on September 30, 2003 and continues to reduce by $2.5 million on the last day of each subsequent calendar quarter. Borrowings bear interest based on the bank's prime rate and ranges from prime less 0.20% to prime less 0.70%, depending on our ratio of indebtedness to earnings before interest, taxes, depreciation and amortization. On January 1, 2003, the bank's prime rate was 4.25% and our borrowing rate was 3.55%. We are also required to pay a fee of 0.125% per annum on the unused portion of the line of credit. The line of credit is secured by substantially all of our assets. The line of credit agreement contains certain financial covenants including: maximum liabilities to tangible net worth, minimum fixed charge coverage ratio, maximum leverage ratio and a maximum coverage ratio. The terms of the credit agreement also contain, among other provisions, specific limitations on additional indebtedness, liens and merger activity and prohibit the payment of any dividends.

Effective January 23, 2003, we completed our acquisition of ECsoft Group plc. Prior to the acquisition, ECsoft's shares were publicly traded on the London Stock Exchange. We acquired all of the approximately 10.0 million outstanding shares of ECsoft, not already owned by us, for cash consideration of 305 pence (approximately $4.94) per share or approximately $49.5 million in the aggregate. In addition, we had previously acquired approximately 1.1 million ECsoft shares in the open market at a cost of approximately $3.2 million bringing our total cost for all of ECsoft's shares to approximately $52.7 million, excluding transaction-related costs. We borrowed under our line of credit to finance the acquisition of ECsoft. We plan to use part of ECsoft's expected cash balance of approximately $44 million to reduce our borrowings. ECsoft, which is incorporated under the laws of England and Wales, has approximately 525 employees and operations in Denmark, the Netherlands, Norway, Sweden and the United Kingdom that provide information technology consulting services similar to CIBER.

In connection with our acquisition of DCI on April 30, 2002, DCI's majority shareholder ("the Shareholder") entered into an agreement to not sell a significant portion of the CIBER common stock received for a period of up to 90 days (the "Lockup Agreement.") As an inducement for the Shareholder to enter into the Lockup Agreement, CIBER granted the Shareholder an option that under certain circumstances, the Shareholder can require CIBER to repurchase up to 805,000 shares of CIBER common stock in November 2002 at $7.25 per share. In November 2002, we entered into an amended agreement with the Shareholder to extend the option exercise period to May 2003. At December 31, 2002, the total cash redemption amount of $5.8 million has been transferred from shareholders' equity to temporary equity and is reflected on the line item "contingent redemption value of put option" on the balance sheet. The actual acquisition of any such shares would be accounted for as treasury stock.

Our reserve for accrued lease costs increased to $9.6 million at December 31, 2002 from $3.0 million at December 2001. This results from office locations that are vacant or that we have subleased at a loss. We have recorded expense of approximately $1.3 million in both 2002 and 2001 related to closure of certain offices. Primarily as a result of our acquisitions of Aris, Metamor and DCI, we have assumed lease obligations for a number of facilities that are vacant. The current market for office space in many of these areas has continued to be unfavorable. While we have been successful in subleasing some of these vacant facilities to minimize our liability, in many cases we have accrued 100% of the remaining liability, as sublease income is doubtful. If, ultimately, any excess lease reserves related to leases acquired in business combinations is determined to exist, such amount will be recorded as a reduction of goodwill. As we continuously evaluate our office facility needs compared to our level of operations, we may incur future charges related to office consolidation.

The following table summarizes our contractual obligations at December 31, 2002:

	Payments due by period

In thousands	Total	Less than 1 year	1 - 3 years	4 & 5 years	More than 5 years

Long-term line of credit	$21,864	-	$21,864	-	-
Operating leases (1)	48,433	$17,768	20,098	$7,375	$3,192
Purchase obligations (2)	9,970	8,021	1,919	30	-

Total	$80,267	$25,789	$43,881	$7,405	$3,192

(1)
Includes operating leases for all office locations and office equipment.
(2)
Includes the $5.8 million stock repurchase option in May 2003 with DCI, discussed above.

Seasonality

        We experience a moderate amount of seasonality. Typically our billable hours, which directly affect our revenues and profitability, are reduced in the second half of the year, especially during the fourth quarter, due to the large number of holidays and vacation time taken by our employees and our clients. As a result, our operating income as a percentage of revenues is generally the lowest in the fourth quarter of each calendar year.

Critical Accounting Policies and Estimates

        Our discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenues and expenses. On an on-going basis, we evaluate our estimates including those related to revenue earned but not yet billed, costs to complete fixed-price projects, the collectibility of accounts receivable, the valuation of goodwill, certain accrued liabilities and other reserves, income taxes, and others. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from those estimates. We believe the following accounting policies and estimates are most critical to our consolidated financial statements.

Revenue recognition and fixed-price contracts - We recognize revenues as we perform services for our clients. We primarily provide consulting services under time-and-material or fixed-price contracts. The majority of our service revenues are recognized under time-and-material contracts as hours and costs are incurred. Under our typical time and materials billing arrangement, we bill our customers on a regularly scheduled basis, such as biweekly or monthly. At the end of each accounting period we estimate and accrue revenue for services performed since the last billing cycle. These unbilled amounts are actually billed the following month and any differences compared to estimates are accounted for. The most common reason for differences between our accruals and actual bills relate to hour adjustments as time sheets are approved, late time sheets received, and rate changes. For fixed-price contracts, revenue is recognized on the basis of the estimated percentage of completion based on costs incurred relative to total estimated costs. Each contract has different terms, scope, deliverables and engagement complexities that require significant judgment. The cumulative impact of any revisions in estimated revenues and costs are recognized in the period in which the facts that give rise to the revision become known. Our ability to accurately predict personnel requirements and other costs, as well as to effectively manage a project or achieve a certain level of performance can have a significant impact on the gross-margins related to our engagements. Also, with fixed-price contracts, we are subject to the risk of cost overruns. Losses, if any, on fixed-price contracts are recognized when the loss is determined.

Collectibility of accounts receivable - We maintain an allowance for doubtful accounts at an amount we estimate to be sufficient to cover the risk of collecting less than full payment on our receivables. Our allowance for bad debts is based upon specific identification of likely and probable losses. We review our accounts receivable and reassess our estimates of collectibility each month. If our clients' financial condition or liquidity were to deteriorate, resulting in an impairment of their ability to make payments or if customers were to express dissatisfaction with the services we have provided, additional allowances may be required.

Acquisition accounting - In connection with acquisitions, we estimate the fair value of assets acquired and liabilities assumed. Some of the items, including accounts receivable, property and equipment, other intangible assets, certain accrued liabilities, and legal and other reserves require a high degree of management judgment.

Valuation of goodwill - We have recorded a significant amount of goodwill resulting from acquisitions. Effective January 1, 2002, goodwill is no longer amortized but is subject to annual impairment testing. The impairment test involves the use of estimates related to the fair value of the business operations with which the goodwill is associated. The estimate of fair value requires significant judgment. Any loss resulting from an impairment test would be reflected in operating income in our statement of operations.

Valuation of other intangible assets - In connection with our acquisitions, we are required to recognize other intangible assets separate and apart from goodwill if such assets arise from contractual or other legal rights or if such assets are separable from the acquired business. Other intangible assets include, among other things, customer-related assets such as order backlog, customer contracts and customer relationships. Determining a fair value for such items requires a high degree of judgment, assumptions, and estimates. In certain situations, where deemed necessary, we may use third parties to assist us with such valuations. In addition, these intangible assets are to be amortized over the best estimate of their useful life.

Accrued compensation and other liabilities - Employee compensation costs are our largest expense category. We have a number of different variable compensation programs, which are highly dependent on estimates and judgments, particularly at interim reporting dates. Some programs are discretionary while others have quantifiable performance metrics. Certain programs are annual, while others are quarterly or monthly. Often actual compensation amounts cannot be determined until after our results are reported. We believe we make reasonable estimates and judgments using all significant information available. We also estimate the amounts required for incurred but not reported health claims under our self-insured employee benefit programs. Our accrual for health costs is based on historical experience and actual amounts may vary. In addition, with respect to our potential exposure to losses from litigation, claims and other assessments, we record a liability when such amounts are believed to be probable and can be estimated.

Income taxes - To record income tax expense, we are required to estimate our income taxes in each of the jurisdictions in which we operate. In addition, income tax expense at interim reporting dates requires us to estimate our expected effective tax rate for the entire year. This involves estimating our actual current tax liability together with assessing temporary differences that result in deferred tax assets and liabilities and expected future tax rates. We record a valuation allowance to reduce our deferred tax assets to an amount we believe is more likely than not to be realized. We consider future taxable income and prudent and feasible tax planning strategies in assessing the need for a valuation allowance. If we subsequently determine that we will realize more or less of our net deferred tax assets in the future, such adjustment would be recorded as an increase or reduction of income tax expense in the period such determination is made. Circumstances that could cause our estimates of income tax expense to change include: the impact of information that subsequently becomes available as we prepare our tax returns; revision to tax positions taken as a result of further analysis and consultation; the actual level of pre-tax income; changes in tax rules, regulations and rates; and changes mandated as a result of audits by taxing authorities.

New Accounting Standards

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146") which supersedes Emerging Task Force Issue No. 94-3, "Liability for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of the commitment to an exit or disposal plan. This statement is effective for exit or disposal activities that are initiated after December 31, 2002 and we do not expect that the adoption of this standard will have a material impact on our consolidated financial position, results of operations or cash flows.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND FACTORS THAT MAY
AFFECT FUTURE RESULTS OR THE MARKET PRICE OF OUR STOCK

        Included in this Report and elsewhere from time to time in other written and oral statements, are "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Words, such as "anticipates," "believes," "could," "expects," "estimate," "intend," "may," "opportunity," "plans," "potential," "projects," "should," and "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements give our expectations about the future and are based upon our current expectations, estimates and projections. These statements are only predictions and as such are not guarantees and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. As a result, the statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

We operate in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. The following section describes some, but not all, of the risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock. And could cause our actual results to differ materially from those expressed or implied in our forward-looking statements.

The continuation of current economic downturn, and future economic downturns, may cause our revenues to decline.

        Our results of operations are affected by the level of business activity of our clients, which in turn is affected by regional and global economic conditions. As a result of the current difficult economic environment, some clients have cancelled, reduced or deferred expenditures for information technology products and services. Future deterioration of economic conditions could adversely affect our revenues.

Our profitability will suffer if we are not able to maintain our pricing and utilization rates and control our costs.

        Our profit margin, and therefore our profitability, is largely a function of the rates we charge for our services and the utilization rate or chargeability, of our consultants. Accordingly, if we are not able to maintain the rates we charge for our services or an appropriate utilization rate for our consultants, we will not be able to sustain our profit margin and our profitability will suffer. The rates we charge for our services are affected by a number of factors, including:

  •
  our clients' perception of our ability to add value through our services;
  •
  competition;
  •
  introduction of new services or products by us or our competitors;
  •
  pricing policies of our competitors; and
  •
  general economic conditions.

Our utilization rates are also affected by a number of factors, including:

  •
  seasonal trends, primarily as a result of holidays and vacations;
  •
  our ability to transition employees from completed assignments to new engagements;
  •
  our ability to forecast demand for our services and thereby maintain an appropriately balanced and sized workforce; and
  •
  our ability to manage employee turnover.

We have implemented cost-management programs to manage our costs, including personnel costs, support and other overhead costs. Some of our costs, like office rents, are fixed in the short term, which limits our ability to reduce costs in periods of declining revenues. Our current and future cost-management initiatives may not be sufficient to maintain our margins as our level of revenue varies.

Our business will be negatively affected if we are not able to anticipate and keep pace with rapid changes in technology.

        Our market is characterized by rapidly changing technologies, such as the evolution of the Internet, frequent new product and service introductions and evolving industry standards. Our success depends, in part, on our ability to develop and implement technology services and solutions that anticipate and keep pace with rapid and continuing changes in technology, industry standards and client preferences. We may not be successful in anticipating or responding to these developments on a timely basis and our offerings may not be successful in the marketplace. Also, services, solutions and technologies developed by our competitors may make our service or solution offerings uncompetitive or obsolete. Any one of these circumstances could have a material adverse effect on our ability to obtain and successfully complete client engagements.

If our clients are not satisfied with our services, our ability to compete for future work and our financial condition may be adversely affected.

        If we fail to meet our contractual obligations, we could be subject to legal liability, which could adversely affect our business, operating results and financial condition. The provisions we typically include in our contracts which are designed to limit our exposure to legal claims relating to our services and the applications we develop may not protect us or may not be enforceable under some circumstances or under the laws of some jurisdictions. It is possible, because of the nature of our business, that we will be sued in the future. In addition, although we maintain professional liability insurance, the policy limits may not be adequate to provide protection against all potential liabilities. Moreover, as a consulting firm, we depend to a large extent on our relationships with our clients and our reputation for high-quality services to retain and attract clients and employees. As a result, claims made against our work may damage our reputation, which in turn, could impact our ability to compete for new work.

If we do not successfully integrate the businesses that we acquire, our results of operations could be adversely affected.

        As an integral part of our business strategy, we intend to continue to expand by acquiring information technology businesses. We regularly evaluate potential business combinations and aggressively pursue attractive transactions. Since January 2000, we have completed 10 acquisitions. We may be unable to profitably manage businesses that we have acquired or that we may acquire or we may fail to integrate them successfully without incurring substantial expenses, delays or other problems that could negatively impact our results of operations.

Acquisitions involve additional risks, including:

  •
  diversion of management's attention;
  •
  difficulty in integration of the acquired business;
  •
  loss of significant clients acquired;
  •
  loss of key management and technical personnel acquired;
  •
  assumption of unanticipated legal or other financial liabilities;
  •
  becoming significantly leveraged as a result of debt incurred to finance acquisitions;
  •
  unanticipated operating, accounting or management difficulties in connection with the acquired entities;
  •
  impairment charges for acquired intangible assets, including goodwill that decline in value; and

  •
  dilution to our earnings per share as a result of issuing shares of our stock to finance acquisitions.

Also, client dissatisfaction or performance problems with an acquired firm could materially and adversely affect our reputation as a whole. Further, the acquired businesses may not achieve the revenue and earnings we anticipated.

We will continue to evaluate from time to time, on a selective basis, other strategic acquisitions if we believe they will help us obtain well-trained, high-quality employees, new service offerings, additional industry expertise, a broader client base or an expanded geographic presence. There can be no assurance that we will be successful in identifying candidates or consummating acquisitions on terms that are acceptable or favorable to us. In addition, there can be no assurance that financing for acquisitions will be available on terms that are acceptable or favorable. We may issue shares of our common stock as part of the purchase price for some or all of these acquisitions. Future issuances of our common stock in connection with acquisitions also may dilute our earnings per share.

Financial and operational risks of international operations could adversely affect us.

        We expect to continue to expand our international operations. Our foreign operations accounted for 4% of our 2002 revenues. With our January 2003 acquisition of ECsoft Group, we expect our international operations to be approximately 10% to 12% of our total revenues in 2003. We now have offices in eight foreign countries: Canada, Denmark, Germany, Hungary, the Netherlands, Norway, Sweden and the United Kingdom. International operations could cause us to be subject to unexpected, uncontrollable and changing economic and political conditions that could have an adverse effect on our business, results of operations and financial condition. The following factors, among others, present risks that could have an adverse effect on us:

  •
  the costs and difficulties relating to managing geographically diverse operations;
  •
  foreign currency exchange rate fluctuations;
  •
  differences in, and uncertainties arising from changes in, foreign business culture and practices;
  •
  restrictions on the movement of cash;
  •
  multiple, and possible overlapping or conflicting tax laws;
  •
  the costs of complying with a wide variety of national and local laws;
  •
  operating losses incurred in certain countries and the non-deductibility of those losses for tax purposes; and
  •
  differences in, and uncertainties arising from changes in legal, labor, political and economic conditions, as well as international trade regulations and restrictions, and tariffs.

We have certain significant client relationships and our contracts can be terminated by our clients with short notice.

        Our five largest clients accounted for 30% of our revenues in 2002. The various agencies of the federal government represent our largest client, accounting for 12% of total revenues. We strive to develop long-term relationships with our clients. Most individual client assignments are from three to twelve months, however, many of our client relationships have continued for many years. Our clients typically retain us on a non-exclusive, engagement-by-engagement basis. Although they may be subject to penalty provisions, clients may generally cancel a contract at any time. In addition, under many contracts, clients may reduce their use of our services under such contract without penalty. If any significant client terminates its relationship with us or substantially decreases its use of our services, it could have a material adverse effect on our business, financial condition and results of operations. When contracts are terminated, we lose the associated revenue and we may not be able to eliminate associated costs in a timely manner. In addition, contracts with the federal government contain provisions and are subject to laws and regulations that provide the federal government with rights and remedies not typically found in commercial contracts. Among other things, the federal and state governments may terminate contacts, with short notice, for convenience and may cancel multi-year contracts if funds become unavailable.

We generate a significant portion of our revenue from projects to implement packaged software developed by others, including J.D. Edwards, Lawson, PeopleSoft, Oracle and SAP. Our future success in the packaged software implementation business depends on the continuing viability of these companies and their ability to maintain market leadership. We cannot assure you that we will be able to maintain a good relationship with these companies or that they will maintain their leadership positions in the software market.

If we do not accurately estimate the cost of a large engagement which is conducted on a fixed-price basis our revenue and profitably will be adversely affected.

        We estimate that approximately 10% of our revenues are from engagements performed on a fixed-price basis. For fixed-price contracts, revenue is recognized on the basis of the estimated percentage of completion based on costs incurred relative to total estimated costs. The cumulative impact of any revisions in estimated revenues and costs are recognized in the period in which the facts that give rise to the revision become known. Losses, if any, on fixed-price contracts are recognized when the loss is determined. When proposing for and managing fixed-price engagements, we rely on our estimates of costs for completing the project. These estimates reflect our best judgment regarding the efficiencies of our methodologies and professionals as we plan to apply them to the project. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-price contracts including delays caused by factors outside of our control could make these contracts less profitable or unprofitable and may affect the amount of revenue reported in any period.

Unfavorable government audits could require us to refund payments we have received, to forego anticipated revenue and could subject us to penalties and sanctions.

        The government agencies we contract with generally have the authority to audit and review our contracts with them. As part of that process, the government agency reviews our performance on the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. If the audit agency determines that we have improperly received reimbursement, we would be required to refund any such amount. If a government audit uncovers improper or illegal activities by us or we otherwise determine that these activities have occurred, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government. Any such unfavorable determination could adversely impact our ability to bid for new work.

The IT services industry is highly competitive, and we may not be able to compete effectively.

        We operate in a highly competitive industry that includes a large number of participants. We believe that we currently compete principally with other IT professional services firms, technology vendors and the internal information systems groups of our clients. Many of the companies that provide services in our markets have significantly greater financial, technical and marketing resources than we do. Our marketplace is experiencing rapid changes in its competitive landscape. Some of our competitors have sought access to public and private capital and others have merged or consolidated with better-capitalized partners. These changes may create more or larger and better-capitalized competitors with enhanced abilities to compete for market share generally and our clients specifically, in some cases, through significant economic incentives to clients to secure contracts. These competitors may also be better able to compete for skilled professionals by offering them large compensation incentives. In addition, one or more of our competitors may develop and implement methodologies that result in superior productivity and price reductions without adversely affecting the competitors' profit margins. In addition, there are relatively few barriers to entry into our markets and we have faced, and expect to continue to face, competition from new entrants into our markets. As a result, we may be unable to continue to compete successfully with our existing or any new future competitors.

If we are unable to manage our growth, our profitability will be adversely affected.

        Our profitability is also a function of our ability to control our costs and improve our efficiency. Growth places significant demands on our management as well as on our administrative, operational and financial resources. As we increase the number of our professionals and execute our strategy for growth, we may not be able to manage a significantly larger and /or more diverse workforce, control our costs or improve our efficiency.

Our future success depends on our ability to continue to retain and attract qualified employees.

        We believe that our future success depends upon our ability to continue to train, retain, effectively manage and attract highly skilled technical, managerial, sales and marketing personnel. Employee turnover is generally high in IT services industry. If our efforts in these areas are not successful, our costs may increase, our sales efforts may be hindered, and or our customer service may degrade. Although we invest significant resources in recruiting and retaining employees, there is often significant competition for certain personnel in the IT services industry. From time to time, we experience difficulties in locating enough highly qualified candidates in desired geographic locations, or with required specific expertise.

In addition, we believe that there are certain key employees within the organization, primarily in the senior management team, who are necessary for us to meet our objectives. Due to the competitive employment nature of our industry, there is a risk that we will not be able to retain these key employees. The loss of one or more key employees could adversely affect our continued growth. In addition, uncertainty created by turnover of key employees could result in reduced confidence in our financial performance, which could cause fluctuations in our stock price and result in further turnover of our employees.

Our debt may affect our business and may restrict our operating flexibility.

        We have a $75 million reducing revolving line of credit with a bank that expires in September 2004. We have used borrowings under our line of credit for consideration related to our acquisitions of Metamor in 2001, DCI in 2002 and ECsoft in 2003. In the past, we have been successful in generating cash flow from operations to reduce our indebtedness. We had outstanding borrowings under our line of credit of $21.9 million at December 31, 2002. The level of our indebtedness could:

  •
  limit cash flow available for general corporate purposes, such as acquisitions, due to the ongoing cash flow requirements for debt service;
  •
  limit our ability to obtain, or obtain on favorable terms, additional debt financing in the future for working capital or acquisitions;
  •
  limit our flexibility in reacting to competitive and other changes in our industry and economic conditions generally;
  •
  expose us to a risk that a substantial decrease in net operating cash flows due to economic developments or adverse developments in our business could make it difficult to meet debt service requirements; and
  •
  expose us to risks inherent in interest rate fluctuations because of the variable interest rates, which could result in higher interest expense in the event of increases in interest rates.

Our ability to repay or to refinance our indebtedness will depend upon our future operating performance, which may be affected by general economic, financial, competitive, regulatory, business and other factors beyond our control, including those discussed herein. In addition, there can be no assurance that future borrowings or equity financing will be available for the payment or refinancing of any indebtedness we may have. If we are unable to service our indebtedness, whether in the ordinary course of business or upon acceleration of such indebtedness, we may be forced to pursue one or more alternative strategies, such as restructuring or refinancing our indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurances that any of these strategies could be affected on satisfactory terms, if at all.

Our quarterly revenues, operating results and profitability will vary from quarter to quarter and other factors that may result in increased volatility of our share price.

        Our quarterly revenues, operating results and profitability have varied in the past and are likely to vary significantly from quarter to quarter, making them difficult to predict. This may lead to volatility in our share price. The changes in the market price of our common stock may also be for reasons unrelated to our operating performance. Some other factors that may cause the market price of our common stock to fluctuate substantially, include:

  •
  the failure to be awarded a significant contract on which we have bid;
  •
  the termination by a client of a material contract;
  •
  announcement of new services by us or our competitors;
  •
  announcement of acquisitions or other significant transactions by us or our competitors;
  •
  changes in or failure to meet earnings estimates by securities analysts;
  •
  sales of common stock by CIBER or existing shareholders, or the perception that such sales may occur;
  •
  adverse judgments or settlements obligating us to pay liabilities;
  •
  changes in management;
  •
  general economic conditions and overall stock market volatility; and
  •
  changes in or the application of U.S. generally accepted accounting principles.

We have adopted anti-takeover defenses that could make it difficult for another company to acquire control of CIBER or limit the price investors might be willing to pay for our stock.

        Certain provisions of our Certificate of Incorporation and Bylaws could delay the removal of incumbent directors and could make a merger, tender offer or proxy contest involving us more difficult, even if such events would be beneficial to the interests of the stockholders. These provisions include adoption of a Preferred Stock Purchase Rights Agreement, commonly known as a "poison pill" that gives our board the ability to issue preferred stock and determine the rights and designations of the preferred stock at any time without stockholder approval. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of CIBER. In addition, the staggered terms of our Board of Directors could have the effect of delaying or deferring a change in control.

The above factors and certain provisions of the Delaware General Corporation Law may have the effect of deterring hostile takeovers or otherwise delaying or preventing changes in the control or management of CIBER, including transactions in which our stockholders might otherwise receive a premium over the then-current market for their shares of CIBER common stock.

Our Chairman of the Board owns sufficient shares of our common stock and can significantly affect the results of any shareholder vote.

        Our Chairman of the Board of Directors and Founder, Bobby G. Stevenson, beneficially owns approximately 11% of our common stock. As a result, Mr. Stevenson has the ability to significantly influence the outcome of matters requiring a shareholder vote, including the election of the board of directors, amendments to our organizational documents, or approval of any merger, sale of assets or other major corporate transaction. The interests of Mr. Stevenson may differ from the interests of our other shareholders, and Mr. Stevenson may be able to delay or prevent us from entering into transactions that would result in a change in control, including transactions in which our shareholders might otherwise receive a premium over the then-current market price for their shares.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to market risks related to changes in foreign currency exchange rates, interest rates and equity prices. We believe our exposure to market risks is immaterial. Our exposure to changes in foreign currency rates primarily relates to our net investment in our foreign subsidiaries and to working capital advances provided to certain foreign operations. During the year ended December 31, 2002, approximately 4% of our total revenue was attributable to foreign operations. CIBER does not enter into forward exchange contracts as a hedge against foreign currency exchange risk on transactions denominated in foreign currencies or for speculative or trading purposes. Our exposure to changes in interest rates arises primarily because our indebtedness under our bank line of credit has a variable interest rate. Our investments in marketable equity securities are subject to risk of changes in market prices.

Item 8. Financial Statements and Supplementary Data

Independent Auditors' Report

         The Board of Directors and Shareholders
CIBER, Inc.:

        We have audited the accompanying consolidated balance sheets of CIBER, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CIBER, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in note 2 to the consolidated financial statements, the company changed its method of accounting for intangible assets in 2002 and for business combinations in 2001.

                                      KPMG LLP

Denver, Colorado
February 7, 2003

CIBER, Inc. and Subsidiaries
Consolidated Statements of Operations

	Years ended December 31,
In thousands, except per share data	2002	2001	2000
Consulting services	$582,864	$526,615	$586,481
Other revenues	25,454	32,260	35,053

Total revenues	608,318	558,875	621,534

Cost of consulting services	416,658	369,086	401,359
Cost of other revenues	17,326	23,043	25,171
Selling, general and administrative expenses	148,902	151,995	157,096
Amortization of intangible assets	910	12,155	14,032
Goodwill impairment	-	-	80,773

Operating income (loss)	24,522	2,596	(56,897)
Interest income	160	526	1,093
Interest expense	(1,357)	(432)	(436)
Other income, net	460	167	381

Income (loss) before income taxes	23,785	2,857	(55,859)
Income tax expense	9,607	1,173	10,916

Net income (loss)	$14,178	$1,684	$(66,775)

Earnings (loss) per share – basic	$0.22	$0.03	$(1.15)
Earnings (loss) per share – diluted	$0.22	$0.03	$(1.15)
Weighted average shares – basic	63,313	58,191	57,900
Weighted average shares – diluted	63,989	58,698	57,900

See accompanying notes to consolidated financial statements.

CIBER, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31,
In thousands, except per share data	2002	2001

Assets
Current assets:
Cash and cash equivalents	$14,899	$9,369
Accounts receivable, net	132,513	135,334
Prepaid expenses and other current assets	7,753	9,598
Income taxes refundable	3,570	3,531
Deferred income taxes	5,034	2,933

Total current assets	163,769	160,765

Property and equipment, at cost	51,746	64,467
Less accumulated depreciation and amortization	(34,122)	(38,797)

Net property and equipment	17,624	25,670

Goodwill, net	234,673	166,619
Other intangible assets, net	3,194	2,805
Investment in ECsoft	5,043	-
Deferred income taxes	-	8,301
Other assets	2,838	4,591

Total assets	$427,141	$368,751

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$13,527	$17,706
Accrued compensation and related liabilities	30,360	25,108
Accrued lease costs – current portion	3,874	3,017
Other accrued expenses and liabilities	14,114	12,744
Income taxes payable	1,047	252

Total current liabilities	62,922	58,827
Bank line of credit	21,864	18,634
Accrued lease costs – long term	5,701	-
Deferred income taxes	3,292	-

Total liabilities	93,779	77,461

Contingent redemption value of put option	5,832	-

Commitments and contingencies
Shareholders' equity:
Preferred stock, $0.01 par value, 5,000 shares authorized, no shares issued	-	-
Common stock, $0.01 par value, 100,000 shares authorized, 64,705 and 60,967 shares issued	647	610
Additional paid-in capital	260,031	241,316
Retained earnings	67,831	54,385
Accumulated other comprehensive income (loss)	2,391	(1,701)
Treasury stock, 588 and 512 shares, at cost	(3,370)	(3,320)

Total shareholders' equity	327,530	291,290

Total liabilities and shareholders' equity	$427,141	$368,751

See accompanying notes to consolidated financial statements.

CIBER, Inc. and Subsidiaries
Consolidated Statements of Shareholders' Equity

	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Additional Paid-in Capital	Retained Earnings		Treasury Stock	Total Shareholders' Equity
In thousands	Shares	Amount
Balances at December 31, 1999	59,414	$594	$230,615	$139,312	$-	$(28,265)	$342,256

Net loss	-	-	-	(66,775)	-	-	(66,775)
Unrealized loss on investments, net of $353 tax	-	-	-	-	(529)	-	(529)
Foreign currency translation	-	-	-	-	(941)	-	(941)

Comprehensive loss							(68,245)
Employee stock purchases and options exercised	160	2	(313)	(2,439)	-	13,670	10,920
Gain on sale of stock by subsidiary	-	-	71	-	-	-	71
Tax benefit from exercise of stock options	-	-	389	-	-	-	389
Sales and settlement of put options	-	-	(444)	-	-	-	(444)
Contingent liability for put options	-	-	(775)	-	-	-	(775)
Stock compensation expense	5	-	189	-	-	-	189
Purchases of treasury stock	-	-	-	-	-	(14,119)	(14,119)

Balances at December 31, 2000	59,579	596	229,732	70,098	(1,470)	(28,714)	270,242

Net income	-	-	-	1,684	-	-	1,684
Unrealized gain on investments, net of $176 tax	-	-	-	-	370	-	370
Foreign currency translation	-	-	-	-	(601)	-	(601)

Comprehensive income							1,453
Acquisition consideration	1,386	14	9,393	(3,904)	-	16,197	21,700
Employee stock purchases and options exercised	1	-	(119)	(13,028)	-	20,074	6,927
Tax benefit from exercise of stock options	-	-	1,412	-	-	-	1,412
Contingent liability for put options	-	-	775	-	-	-	775
Stock compensation expense	1	-	123	(465)	-	1,090	748
Purchases of treasury stock	-	-	-	-	-	(11,967)	(11,967)

Balances at December 31, 2001	60,967	610	241,316	54,385	(1,701)	(3,320)	291,290

Net income	-	-	-	14,178	-	-	14,178
Unrealized gain on investments, net of $1,050 tax	-	-	-	-	1,511	-	1,511
Foreign currency translation	-	-	-	-	2,581	-	2,581

Comprehensive income							18,270
Acquisition consideration	1,105	11	8,685	-	-	-	8,696
Sale of stock to investors	2,459	25	14,070	-	-	-	14,095
Employee stock purchases and options exercised	172	1	1,267	(734)	-	5,183	5,717
Tax benefit from exercise of stock options	-	-	415	-	-	-	415
Stock compensation expense	2	-	110	2	-	34	146
Contingent liability for put options	-	-	(5,832)	-	-	-	(5,832)
Purchases of treasury stock	-	-	-	-	-	(5,267)	(5,267)

Balances at December 31, 2002	64,705	$647	$260,031	$67,831	$2,391	$(3,370)	$327,530

See accompanying notes to consolidated financial statements.

CIBER, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years ended December 31,
In thousands	2002	2001	2000

Operating activities:
Net income (loss)	$14,178	$1,684	$(66,775)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	10,684	9,441	9,190
Amortization of intangible assets	910	12,155	14,032
Deferred income taxes	7,009	(221)	(716)
Provision for doubtful receivables	3,520	4,912	5,019
Provision for office lease and closure costs	1,306	1,251	-
Goodwill impairment charge	-	-	80,773
Other, net	(9)	1,100	(782)
Changes in operating assets and liabilities, net of the effect of acquisitions:
Accounts receivable	16,849	19,441	5,862
Other current and long-term assets	2,121	(1,711)	(2,103)
Accounts payable	(7,400)	(4,391)	850
Accrued compensation and related liabilities	(427)	(6,910)	(7,045)
Accrued lease costs	(4,787)	(896)	-
Other accrued expenses and liabilities	(14)	(10,536)	3,710
Income taxes payable/refundable	3,680	1,035	(5,565)

Net cash provided by operating activities	47,620	26,354	36,450

Investing activities:
Acquisitions, net of cash acquired	(41,552)	(49,959)	(16,184)
Purchases of property and equipment, net	(2,879)	(5,962)	(8,474)
Purchases of investments	(4,393)	(885)	(463)
Sales of investments	1,652	1,218	2,001
Sale of building, net	-	5,828	-
Loans to officers	(1,493)	-	-
Repayment loans to officers	243	-	-
Repayment of advances to Agilera	-	-	9,908
Collection of note receivable	-	-	2,000

Net cash used in investing activities	(48,422)	(49,760)	(11,212)

Financing activities:
Employee stock purchases and options exercised	5,717	6,927	10,920
Sale of stock to investors	14,095	-	-
Borrowings on long term bank line of credit	337,044	79,910	-
Payments on long term bank line of credit	(333,814)	(61,276)	-
Net payments on short term bank line of credit	-	-	(5,355)
Purchases of treasury stock	(4,017)	(11,190)	(14,119)
Repayment of debt of acquired company	(11,739)	-	-
Repayment of acquisition note payable	(1,500)	-	-
Line of credit origination fees paid	(100)	(613)	-
Proceeds from sale of put options	-	-	692
Cash settlement of put options	-	-	(1,136)
Sale of stock by subsidiary	-	-	123

Net cash (used in) provided by financing activities	5,686	13,758	(8,875)

Effect of foreign exchange rate changes on cash	646	(176)	(28)
Net increase (decrease) in cash and cash equivalents	5,530	(9,824)	16,335
Cash and cash equivalents, beginning of period	9,369	19,193	2,858

Cash and cash equivalents, end of period	$14,899	$9,369	$19,193

See accompanying notes to consolidated financial statements.

CIBER, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts)

(1)  Description of Operations

        CIBER, Inc. and its subsidiaries provide information technology ("IT") system integration consulting and other IT services. We also resell certain third-party IT hardware and software products. Our services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Our clients consist primarily of Fortune 500 and middle market companies across most major industries and governmental agencies. We operate from branch offices across the United States, plus offices in Canada and Europe. Our foreign operations accounted for 4% of our total revenues in 2002.

(2)  Summary of Significant Accounting Policies

        The following is a description of our more significant accounting policies. The accounting policies and estimates we believe are most critical to the Company's financial condition and operating results pertain to revenue recognition (including estimates of costs to complete engagements); valuation of accounts receivable; valuation of goodwill and other intangible assets; and estimates of effective tax rates.

(a) Principles of Consolidation

        The consolidated financial statements include the accounts of CIBER, Inc. and all of its majority-owned subsidiaries. All material intercompany balances and transactions have been eliminated.

(b) Estimates

        The preparation of these financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenues and expenses. These estimates and assumptions included, but are not limited to, estimates of revenue earned but not yet billed, costs to complete fixed-price projects, the collectibility of accounts receivable, the valuation of goodwill and other intangible assets, certain accrued liabilities and other reserves, income taxes, and others. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

(c) Cash and Cash Equivalents

        Cash and cash equivalents is considered to include bank demand and time deposits, money market funds, and other highly liquid investments with maturities of three months or less when purchased.

(d) Investments in Marketable Securities

        Investments in marketable equity securities are classified as available-for-sale and are recorded at fair market value, which is determined based on quoted market prices. The net unrealized gain or loss, net of tax, is included in accumulated other comprehensive income in equity. Realized gains and losses and declines in market value determined to be other than temporary are included in other income. Realized gains and losses are based on average cost. Except for our investment in ECsoft Group plc, investments in marketable securities are included in prepaid expenses and other current assets. At December 31, 2002, we owned approximately 10% of ECsoft's outstanding stock, which was acquired in the open market. In January 2003, we acquired the remaining 90% ownership of ECsoft (see Note 20).

(e) Agilera Investment

        In 2000, our wholly owned subsidiary, Agilera, Inc., sold convertible preferred stock to new investors. In connection with the preferred stock sale, Agilera paid us $9.9 million in repayment of our advances to Agilera as of December 31, 1999, reducing our historical cost basis in our remaining ownership in Agilera to zero. As our voting interest in Agilera was reduced to 41%, effective January 1, 2000, for financial reporting purposes, we no longer consolidate Agilera and we account for our investment in Agilera using the equity method of accounting. Under the equity method, since the basis of our investment in Agilera was zero and Agilera incurred losses, we did not record our proportionate share of Agilera's net losses. In January 2001, our voting interest in Agilera was reduced to less than 20%, and as a result, we subsequently account for our investment in Agilera at cost, which is zero. We have recorded revenue from sales to Agilera totaling $584; $3,952 and $5,986 in 2002, 2001 and 2000, respectively.

(f) Property and Equipment

        Property and equipment, which consists of computer equipment, and software, furniture and leasehold improvements, is stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives, ranging primarily from three to seven years. Direct costs of time and material incurred for the development of software for internal use are capitalized as property and equipment.

(g) Goodwill and Other Intangible Assets

        Goodwill represents the cost of acquired businesses in excess of the fair value of the net assets acquired. Other intangible assets from business combinations consist of customer relationships and non-compete agreements and are amortized over periods of up to 5 years.

        Effective July 1, 2001, we adopted Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." SFAS 141 specifies the criteria for recording intangible assets separate from goodwill. Under SFAS No. 142, "Goodwill and Other Intangible Assets" goodwill is no longer amortized, but instead is reviewed annually for impairment. The non-amortization of goodwill became effective for business combinations after June 30, 2001. With respect to goodwill acquired prior to July 1, 2001, we have adopted SFAS 142 effective January 1, 2002. Other intangible assets with finite lives continue to be amortized over their estimated useful lives.

        Goodwill is allocated to reporting units and tested for impairment at the reporting unit level. The goodwill impairment test has two steps. The first step, identifies potential impairment by comparing the fair value of the reporting unit with its book value, including goodwill. If the fair value of the reporting unit exceeds it carrying amount, goodwill is not impaired. If the carrying value exceeds fair value, the second step calculates the impairment by comparing the implied fair value of goodwill with the carrying amount.

(h) Revenue Recognition

        We primarily provide consulting services under time-and-material or fixed-price contracts. The majority of our service revenues are recognized under time-and-material contracts as hours and costs are incurred. Revenues include reimbursable expenses separately billed to clients. For fixed-price contracts, revenue is recognized on the basis of the estimated percentage of completion based on costs incurred relative to total estimated costs. The cumulative impact of any revisions in estimated revenues and costs are recognized in the period in which the facts that give rise to the revision become known. Losses, if any, on fixed-price contracts are recognized when the loss is determined. Under certain national IT services contracts we are required by our client to act as a billing agent for other service providers to such client. We recognize the net fee under these arrangements as revenue.

        Other revenues include resale of third-party IT hardware and software products as well as commissions on sales of IT products. Revenues related to the sale of computer products are recognized when the products are shipped or, if applicable, when installed. Where we are the remarketer of certain computer products, commission revenue is recognized when the products are drop-shipped from the vendor to the customer. Our commission revenue represents the sales price to the customer less the cost paid to the vendor.

        Unbilled accounts receivable represent amounts recognized as revenue based on services performed in advance of billings in accordance with contract terms. Under our typical time and materials billing arrangement, we bill our customers on a regularly scheduled basis, such as biweekly or monthly. At the end of each accounting period we accrued revenue for services performed since the last billing cycle. These unbilled amounts are actually billed the following month. Costs and estimated earnings in excess of billings arise when percentage of completion accounting is used. Such amounts are billed at specific dates or at contract completion.

(i) Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and to operating loss carryforwards. Deferred tax amounts are based on enacted tax rates expected to be in effect during the year in which the differences reverse. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income tax expense in the period that includes the enactment date. Deferred tax assets and liabilities are classified as current and non-current amounts based on the financial statement classification of the related asset and liability. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized. Interim-period tax expense is recorded based upon our best estimate of the effective tax rate expected to be applicable for the full fiscal year.

(j) Stock-based Compensation

        As permitted by Statement of Financial Accounting Standards No. 123 ("SFAS 123"), we account for stock-based employee compensation in accordance with the provisions of Accounting Principles Board Opinion 25, and related interpretations, including FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB Opinion No. 25)". We measure stock-based compensation cost as the excess, if any, of the quoted market price of CIBER common stock (or the estimated fair value of subsidiary stock) at the grant date over the amount the employee must pay for the stock. We generally grant stock options at fair value at the date of grant.

        For all our stock-based plans, we have recorded compensation expenses of $146, $748 and $189 in 2002, 2001 and 2000, respectively. No compensation expense has been recorded for stock options. The following table illustrates the effect on net income (loss) and earnings (loss) per share had we determined compensation cost for our stock-based compensation plans based on the fair value approach of SFAS 123.

		Years ended December 31,
		2002	2001	2000

Net income (loss) as reported		$14,178	$1,684	$(66,775)
Stock based compensation expense determined under fair value based method, net of related tax effects		(6,430)	(6,247)	(14,520)

Pro forma net income (loss)		$7,748	$(4,563)	$(81,295)

Earnings (loss) per share – basic:	As reported	$0.22	$.03	$(1.15)
	Pro forma	$0.12	$(.08)	$(1.40)
Earnings (loss) per share – diluted:	As reported	$0.22	$.03	$(1.15)
	Pro forma	$0.12	$(.08)	$(1.40)

        The effect of applying SFAS 123 in this pro forma disclosure may not be indicative of the effect on pro forma net income for future years because variables such as the number of options granted, exercises and stock price volatility included in these disclosures may not be indicative of future activity.

        The weighted average fair values of CIBER, Inc. options granted in 2002, 2001 and 2000 were $4.20; $3.64 and $6.41, respectively.

        The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Years ended December 31,
	2002	2001	2000

Expected life	5 years	5 years	5 years
Risk free interest rate	3.75%	4.50%	6.00%
Expected volatility	80%	75%	80%
Dividend yield	0%	0%	0%

(k) Comprehensive income (loss)

        Comprehensive income (loss) includes changes in the balances of items that are reported directly as separate components of shareholders' equity. Comprehensive income (loss) includes net income (loss) plus changes in the net unrealized gain/loss on investments, net of taxes and changes in cumulative foreign currency translation adjustment.

(l) Foreign Currency Translation

        The assets and liabilities of our foreign operations are translated into U.S. dollars at current exchange rates and revenues and expenses are translated at average exchange rates for the period. The resulting cumulative translation adjustment is included in accumulated other comprehensive income (loss) on the balance sheet. Foreign currency transaction gains and losses are included in the results of operations as incurred. Foreign currency gains and losses on short-term loans with our foreign subsidiaries are also included in the results of operations as incurred. We recorded a net foreign currency gain of $795 in 2002 while such amounts were insignificant in previous years.

(m) Fair Value of Financial Instruments

        The fair value of our financial instruments approximates our carrying amounts due to the relatively short periods to maturity of the instruments and/or variable interest rates of the instruments, which approximate current market rates.

(n) Related party transaction

        In 2002, we loaned $1,493 to our President pursuant to an unsecured, non-interest bearing, Revolving Promissory Note. In December 2002, this note was repaid in full with cash of $243 and 200,000 shares of CIBER common sock valued at $1,250.

(o) Reclassifications

        Certain prior year amounts have been reclassified to conform to the current year presentation. Certain costs previously reported as selling, general and administrative expenses are now reported as costs of other revenues. We have reclassified $3,051 and $2995, in 2001 and 2000, respectively, which were previously reported as other charges, to selling general and administrative expenses. In addition, in 2002 we determined that $2,480 of other intangible assets resulting from our 2001 acquisitions of Metamor, ARIS and Century require recognition apart from goodwill and we have reclassified this amount as of December 31, 2001.

(3)  Goodwill Impairment

        During the quarter ended September 30, 2000, we recorded a goodwill impairment charge of $80.8 million to write-down the goodwill associated with certain acquisitions. These acquisitions included: Business Impact Systems, Inc. ("BIS"), Integration Software Consultants, Inc. ("ISC"), York & Associates, Inc., Interactive Papyrus, Inc. and Paragon Solutions, Inc. Of the total goodwill impairment charge, $58.6 million related to the Custom Solutions segment and $22.2 million related to our Package Solutions segment. These businesses were acquired in 1999 at a time when the value of IT services companies was much higher than at the time of the impairment charge. In addition, approximately 88% of the goodwill impairment charge related to businesses acquired for consideration paid 100% in our stock. Stock consideration typically involves a premium over cash consideration. These acquired operations experienced a decrease in the demand for their services as post Year 2000 IT spending of many companies decreased. In addition, in the spring of 2000, the IT services requirements of dot.com companies decreased significantly. This has led to greater competition within the IT services industry for the remaining business, and as a result, revenues, cash flows and expected future growth rates of these operations had decreased. Due to the significance of the changes in business and market conditions, we performed an evaluation of the recoverability of the goodwill related to these operations. Because the estimated future undiscounted cash flows of these operations were less than the carrying value of the related goodwill, an impairment charge was required. The impairment charge represents the amount required to write-down this goodwill to our best estimate of these operations' future discounted cash flows.

(4)  Acquisitions

        We have acquired certain businesses, as set forth below, that we have accounted for using the purchase method of accounting for business combinations and accordingly, the accompanying consolidated financial statements include the results of operations of each acquired business since the date of acquisition.

Acquisition – 2002

        Decision Consultants, Inc. ("DCI") – On April 30, 2002, we acquired substantially all of the assets and certain liabilities of Decision Consultants, Inc. ("DCI"). The results of DCI's operations have been included in our consolidated financial statements since that date. DCI, headquartered in Southfield, Michigan, provided information technology consulting services similar to our Custom Solutions division. The majority of DCI's revenues were from clients that were already CIBER clients and most of DCI's operations were in locations already served by CIBER. As a result, the primary asset acquired was the workforce that was in place, which is accounted for as part of goodwill. Like CIBER, DCI's consultants comprised an experienced technical workforce that we believe will help maintain and obtain business at both current and new clients. DCI also added depth to our executive and operation's management team. The acquisition allowed us to combine many of the DCI offices with existing CIBER offices to obtain economies of scale resulting in reduced overhead costs as a percentage of revenues. Also significant were the cost savings to be realized by combining redundant corporate back office functions. DCI added significantly to CIBER's existing consultant base at IBM, Ford and Verizon, among others. In addition, the acquisition gave us opportunities at some new strategic clients, however, such clients did not constitute a significant percentage of DCI's revenues.

        The purchase consideration consisted of $40.4 million in cash (including transaction costs), 1,104,973 shares of CIBER common stock valued at $8.7 million and a $1.5 million unsecured promissory note. The value of the CIBER shares issued was based on the average closing price of the CIBER stock over the two-day period before and after, April 8, 2002, the date the acquisition was announced. The $1.5 million promissory note payable to DCI was paid in full in July 2002.

        The components of the DCI purchase price allocation are as follows:

Cash consideration	$39,880
Note payable	1,500
Stock consideration	8,696
Transaction costs	472
Severance and other exit costs	7,409

Total	$57,957

Allocation of purchase price:
Net liability value acquired	$(1,815)
Other intangible assets	1,298
Goodwill	58,474

Total	$57,957

        The accrued exit costs are accounted for as additional costs of the acquisition and reflect our best estimates. Actual amounts may vary. Any excess reserve will reduce goodwill. All DCI goodwill has been assigned to our Custom Solutions segment. Substantially all of the DCI goodwill is expected to be deductible for income tax purposes. We recorded an accrued liability of $1,821 for severance of DCI personnel, all of which was paid in 2002. We recorded an accrued lease liability for DCI office lease exit costs of $4,753 for office locations that we will not use.

        Information regarding accrued lease costs is included in Note 10. We also recorded an accrued liability of $835 for other exit costs, primarily office closure costs, of which $484 has been paid in 2002 resulting in a balance of $351 at December 31, 2002. As part of the DCI purchase allocation, we have assigned $1,298 to other intangible assets for the estimated fair value of customer relationships. Such amount was determined based on a cost-savings approach projected over estimated customer commitments at the time of the acquisition. The Financial Accounting Standards Board has issued additional guidance with respect to the recognition of customer relationship intangible assets acquired in business combination occurring after October 25, 2002. We will apply this guidance to our future acquisitions.

        The following table summarizes the estimated fair values of the acquired assets and assumed liabilities of DCI at the date of acquisition:

Cash	$179
Accounts receivable	16,396
Property and equipment	524
Other assets	191

Total assets acquired	17,290

Notes payable	(11,739)
Accounts payable	(2,860)
Accrued compensation	(3,786)
Other liabilities	(720)

Total liabilities assumed	(19,105)

Net liabilities	$(1,815)

        The following unaudited pro forma financial information presents combined results of CIBER and DCI as if the acquisition had occurred as of the beginning of the year presented, after including the impact of certain adjustments such as amortization of intangibles, interest expense and income taxes. The pro forma results are not necessarily indicative of either the results that would have occurred had CIBER and DCI constituted a single entity during such periods or of future results.

	Pro Forma Combined Years Ended December 31,
	2002	2001

Total revenues	$640,025	$675,865
Net income	14,032	755
Income per share – basic and diluted	$0.22	$0.01

Acquisitions – 2001

        In 2001, we completed the acquisitions of Metamor, Aris and Century as noted below. In 2002, we finalized the purchase accounting adjustments related to these acquisitions, which adjustments are reflected in the information below. Any increase or decrease in assets or liabilities was adjusted to goodwill. Additional information regarding accrued lease costs is included in Note 10. If any excess accrued lease liability is subsequently determined to exist, such amount will reduce goodwill.

        Metamor Industry Solutions, Inc. ("Metamor") – On October 15, 2001, CIBER, Inc. acquired Metamor Industry Solutions, Inc. and its subsidiary, Metamor Government Solutions, Inc. CIBER acquired all of the outstanding stock of Metamor Industry Solutions, Inc. from PSINet Consulting Solutions Holdings, Inc., a subsidiary of PSINet, Inc., for cash consideration of $36.6 million. We have recorded goodwill of $29.8 million, all of which is expected to be deductible for tax purposes. We recorded reserves of $3,458 for estimated office lease exit costs as additional costs of the acquisition. Metamor, based in Chicago, IL, provided IT consulting services similar to CIBER, including custom software development and IT staffing, primarily to governmental entities. Our primary reason for acquiring Metamor was to expand our services to federal, state and local governments.

        Aris Corporation ("Aris") – On September 18, 2001, we acquired the business and properties of Aris as the result of Aris' merger with and into CIBER. The consideration for the Aris stock consisted of $14.9 million in cash and 2,222,092 shares of CIBER common stock valued at $12.7 million. The value of the CIBER shares issued was based on the average closing price of CIBER stock over the two-day period before and after the revised terms of the acquisition were agreed to. We issued CIBER replacement stock options and warrants valued at $1.4 million. We have recorded $7.7 million of goodwill, all of which is not deductible for tax purposes. We recorded liabilities for severance and office/lease closure costs as additional costs of the acquisition. We recorded an accrued liability of $2,529 for severance of ARIS employees, of which $1,953 was paid in 2001 and $576 was paid in 2002. We recorded an accrued lease liability for ARIS office lease exit costs of $5,022. We also recorded an accrued liability of $476 for other exit costs, primarily office closure costs, of which $153 was paid in 2001 and $323 was paid in 2002. Aris, headquartered in Bellevue, WA, provided IT consulting services similar to CIBER, including enterprise systems implementation and front-end web development. Our primary reason for acquiring Aris was to expand our presence in Microsoft and Oracle technologies as well as to add to our geographic presence in Seattle and New Jersey and add a location in the United Kingdom.

        Century Computer Consultants, Inc. ("Century") – On August 31, 2001, we acquired Century for an aggregate purchase price of approximately $10.4 million, consisting of $2.9 million in cash and 1,134,644 shares of CIBER common stock valued at $7.5 million. The value of the CIBER shares issued was based on the closing stock price on August 30, 2001. We have recorded $6.5 million of goodwill, all of which is not deductible for tax purposes. Century, based in Overland Park, Kansas, provided IT services similar to CIBER. Our primary reasons for acquiring Century were to strengthen strategic client relationships in Kansas City and in the wireless industry, add leadership to our existing Kansas City operations and realize the cost efficiencies associated with the combined operation.

        The following table summarizes the estimated fair value of assets acquired and liabilities assumed of Metamor, Aris and Century on the respective acquisition date:

	Metamor	Aris	Century

Cash	$1,061	$12,680	$1,609
Accounts receivable	21,047	8,984	2,081
Equipment and furniture	1,315	1,441	67
Building	-	5,828	-
Deferred taxes	-	6,009	79
Other assets	316	3,728	75

Total assets acquired	23,739	38,670	3,911
Accounts payable and accrued liabilities	14,344	8,697	145

Net assets acquired	$9,395	$29,973	$3,766

        The components of the purchase price allocation for Metamor, Aris and Century are as follows:

	Metamor	Aris	Century

Cash consideration	$36,598	$14,915	$2,850
Stock consideration	-	12,733	7,500
Stock options and warrants	-	1,446	-
Transaction costs	1,141	936	33
Severance and other exit costs	3,458	8,027	-

Total	$41,197	$38,057	$10,383

Allocation of purchase price:
Net asset value acquired	$9,395	$29,973	$3,766
Other intangible assets	2,027	364	89
Goodwill	29,775	7,720	6,528

Total	$41,197	$38,057	$10,383

        Other acquisitions – In 2001, we also acquired three other businesses for cash consideration of $4.8 million, for which we recorded goodwill of $4.3 million.

Acquisition – 2000

        In 2000, we paid $2.5 million for an acquisition that resulted in $2.5 million of goodwill.

(5)  Earnings (Loss) Per Share

        The computation of earnings (loss) per share – basic and diluted is as follows (shares in thousands):

	Years ended December 31,
	2002	2001	2000

Numerator:
Net income (loss)	$14,178	$1,684	$(66,775)

Denominator:
Basic weighted average shares outstanding	63,313	58,191	57,900
Dilutive effect of employee stock options	614	507	-
Dilutive effect of put option	62	-	-

Diluted weighted average shares outstanding	63,989	58,698	57,900

Earnings (loss) per share – basic	$0.22	$0.03	$(1.15)
Earnings (loss) per share – diluted	$0.22	$0.03	$(1.15)

        Potentially dilutive securities are excluded from the computation of earnings per share in periods in which they have an antidilutive effect. Thus, earnings (loss) per share – diluted is the same as earnings (loss) per share – basic in any period if a net loss is reported. The dilutive common equivalent shares for the year ended December 31, 2000 would have been 876,000, had we reported net income. The number of antidilutive stock options (options whose exercise price is greater than the average CIBER stock price during the period) omitted from the computation of weighted average shares – diluted was 3,518,000; 3,361,000 and 4,175,000 for 2002, 2001 and 2000, respectively.

(6)  Accounts Receivable

        Accounts receivable consist of the following:

	December 31,
	2002	2001

Billed accounts receivable	$95,462	$113,516
Unbilled – scheduled billings	31,629	20,392
Costs and estimated earnings in excess of billings	6,338	6,137

	133,429	140,045
Less allowance for doubtful accounts	(916)	(4,711)

	$132,513	$135,334

        The activity in the allowance for doubtful accounts consist of the following:

		Additions
	Balance at beginning of period	Charge to cost and expense	Other (1)	Deductions (Write-offs)	Balance at end of period
Year ended December 31, 2002	$4,711	3,520	-	(7,315)	$916
Year ended December 31, 2001	$2,063	4,912	3,707	(5,971)	$4,711
Year ended December 31, 2000	$2,643	5,019	6	(5,605)	$2,063

        (1) Represents additions due to acquisitions

(7)  Investments

        Summary information about our investments in marketable equity securities is as follows:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Amount & Fair Value

December 31, 2002
ECsoft	$2,851	$2,192	-	$5,043
Other	426	10	$(19)	417

	$3,277	$2,202	$(19)	$5,460

December 31, 2001	$1,177	$111	$(446)	$842

        At December 31, 2002, we owned approximately 10% of ECsoft Group plc that we had acquired in the open market. In January 2003, we acquired 100% ownership of ECsoft (see Note 20). In 2003, when we account for the acquisition of ECsoft, the total ECsoft purchase price will include the shares held at December 31, 2002 based on cost. The unrealized gain on ECsoft shares at December 31, 2002, which is recorded as part of accumulated other comprehensive income (loss), will be reversed in 2003.

        Gains and losses from the sale of investments in marketable equity securities are as follows:

	Years ended December 31,
	2002	2001	2000

Gross realized gains	$199	$141	$564
Gross realized losses	$(24)	$(139)	$(60)

        In 2002, we also recorded losses of $800 to write down the value of certain marketable securities whose decline in value was deemed other than temporary.

        In 2000, we purchased, from individual investors, 134,400 shares of Merrill Lynch & Co., Inc. Structured Yield Product Exchangeable for Stock ("STRYPES"), payable with shares of common stock of CIBER, Inc. Upon maturity of the STRYPES on February 1, 2001, we received 285,044 shares of our common stock plus interest. We recorded these CIBER shares received as treasury stock at December 31, 2000, at our cost of $1,534, net of interest received. The CIBER common stock delivered by Merrill Lynch in settlement of the STRYPES was purchased by Merrill Lynch from a trust controlled by Bobby G. Stevenson, our Chairman, pursuant to a forward purchase contract entered into in January 1998.

(8)  Property and Equipment

        Property and equipment consist of the following:

	December 31,
	2002	2001

Computer equipment and software	$35,482	$44,012
Furniture and fixtures	11,758	13,848
Leasehold improvements	4,506	6,607

	51,746	64,467
Less accumulated depreciation	(34,122)	(38,797)

Property and equipment, net	$17,624	$25,670

        In October 2001, we completed the sale of the building that we acquired in connection with our Aris acquisition in September 2001, resulting in net cash proceeds of $5,828.

(9) Goodwill and Other Intangible Assets

        Effective January 1, 2002, with the adoption of SFAS No. 142, goodwill is no longer amortized. The following table presents net income (loss) and earnings (loss) per share for the periods presented, adjusted to exclude the affects of goodwill amortization.

	Years ended December 31,
	2002	2001	2000

Net income (loss)	$14,178	$1,684	$(66,775)
Add back: goodwill amortization, net of tax	-	8,226	9,904

Adjusted net income (loss)	$14,178	$9,910	$(56,871)

Basic and Diluted earnings (loss) per share:
Net income (loss)	$0.22	$0.03	$(1.15)
Goodwill amortization, net of tax	-	0.14	0.17

Adjusted net income (loss)	$0.22	$0.17	$(0.98)

        The changes in the carrying amount of goodwill for the year ended December 31, 2002 are as follows:

	Custom Solutions Segment	Package Solutions Segment	Total

Balance at January 1, 2002	$126,131	$40,488	$166,619
Acquisition of DCI	58,474	-	58,474
Other acquisition	75	-	75
Additional consideration on prior acquisitions	279	25	304
Goodwill adjustments on prior acquisitions:
Additional lease cost accrual	3,926	1,260	5,186
Additional severance and other exit costs	775	249	1,024
Tax benefit realized of foreign NOL	(304)	(97)	(401)
Other adjustments of assets and liabilities to fair value, net	963	155	1,118
Effect of foreign exchange rate changes	2,213	61	2,274

Balance at December 31, 2002	$192,532	$42,141	$234,673

        In 2002 we determined that $2,480 of other intangible assets resulting from our 2001 acquisitions of Metamor, ARIS and Century require recognition apart from goodwill and we have reclassified this amount as of December 31, 2001. Also, in 2002 as we finalized the purchase accounting related to our acquisitions of Metamor and Aris we adjusted our estimates of liabilities for office leases, severance and other office closure costs and the value of certain acquired assets and liabilities.

        Amortized other intangible assets are comprised of the following:

	Gross Carrying Amount	Accumulated Amortization
December 31, 2001
Noncompete agreements	$3,076	$(2,751)
Customer relationships	2,480	-

	$5,556	$(2,751)

December 31, 2002
Noncompete agreements	$251	$(163)
Customer relationships	3,778	(672)

	$4,029	$(835)

Aggregate amortization expense
Year ended December 31, 2002		$910
Estimated Amortization expense
Year ended December 31, 2003		$1,796
Year ended December 31, 2004		$508
Year ended December 31, 2005		$496
Year ended December 31, 2006		$394

(10) Office Leases

        We have noncancelable operating leases for our office space. We also have certain office locations that we have subleased to other parties. Net rent expense for operating leases totaled $14,300; $14,006 and $12,106 in 2002, 2001 and 2000 respectively. Net rent expense includes accrued lease losses of $1,306 and $619 in 2002 and 2001, respectively.

        Future minimum lease payments and sublease receipts as of December 31, 2002 are:

	Rental Payments	Sublease Receipts

2003	$17,313	$2,708
2004	12,130	1,726
2005	7,476	1,076
2006	4,148	452
2007	2,958	311
Thereafter	3,177	185

Total minimum lease payments	$47,202	$6,458

        We have a lease costs reserve for certain office space that is vacant or has been subleased at a loss and a reserve for other costs of closing certain offices. The activity in these reserves consists of the following:

	Lease Costs Reserve	Office Closure Costs Reserve

Balance at January 1, 2001	$-	$-
Charge to cost and expense	619	632
Additions due to acquisitions	3,294	399
Cash payments	(896)	(149)
Foreign currency translation	-	(4)

Balance at December 31, 2001	$3,017	$878

Charge to cost and expense	1,306	-
Additions due to DCI acquisition	4,753	835
Adjustments to prior year acquisitions	5,186	77
Cash payments	(4,787)	(1,439)
Foreign currency translation	100	-

Balance at December 31, 2002	$9,575	$351

(11) Bank Line of Credit and Financing Agreement

        Bank Line of Credit – We have a reducing revolving line of credit agreement with Wells Fargo Bank, N.A. that expires September 30, 2004. In connection with acquisitions, the line of credit was amended in May 2002 and again in December 2002 to increase our maximum allowable borrowings. At December 31, 2002, the maximum amount available for borrowing was $75 million. The maximum available borrowing under the line of credit automatically reduces to $50 million on April 30, 2003 and further reduces to $47.5 million on September 30, 2003 and continues to reduce by $2.5 million on the last day of each subsequent calendar quarter. Borrowings bear interest based on the bank's prime rate and ranges from prime minus 0.20% to prime less 0.70%, depending on our ratio of indebtedness to earnings before interest, taxes, depreciation and amortization, and changes accordingly at the beginning of each quarter. On January 1, 2003, the bank's prime rate was 4.25% and our rate on borrowing was 3.55%. We are also required to pay a fee of 0.125% per annum on the unused portion of the line of credit. The line of credit is secured by substantially all of our assets. The line of credit agreement contains certain financial covenants including: maximum liabilities to tangible net worth, minimum fixed charge coverage ratio, maximum leverage ratio and a maximum coverage ratio. The terms of the credit agreement also contain, among other provisions, specific limitations on additional indebtedness, liens and merger activity and prohibit the payment of any dividends.

        Wholesale Financing Agreement – In connection with our operation as an authorized remarketer of certain computer hardware and other products, we have an Agreement for Wholesale Financing with IBM Credit Corporation. Outstanding amounts under this agreement, which totaled $5,379 and $5,310 at December 31, 2002 and 2001, respectively, are included in accounts payable. Our payment of individual amounts financed is due within normal trade credit payment terms, generally 45 days, and are without interest. Outstanding amounts under the Wholesale Financing Agreement are secured by substantially all of our assets.

(12) Income Taxes

        Income tax expense (benefit) consists of the following:

	Years ended December 31,
	2002	2001	2000

Current:
Federal	$1,042	$577	$8,211
State and local	250	139	2,157
Foreign	1,306	678	1,264

	2,598	1,394	11,632

Deferred:
Federal	5,652	(230)	(582)
State and local	1,357	9	(113)
Foreign	-	-	(21)

	7,009	(221)	(716)

Income tax expense	$9,607	$1,173	$10,916

        U.S. and foreign income (loss) before income taxes are as follows:

	Years ended December 31,
	2002	2001	2000

United States	$20,475	$345	$(58,974)
Foreign	3,310	2,512	3,115

	$23,785	$2,857	$(55,859)

        Income tax expense differs from the amounts computed by applying the statutory U.S. federal income tax rate to income before income taxes as a result of the following:

	Years ended December 31,
	2002	2001	2000

Income tax expense (benefit) at the federal statutory rate of 35%	$8,325	$1,000	$(19,551)
Increase (decrease) resulting from:
State income taxes, net of federal income tax benefit	1,044	96	1,329
Nondeductible goodwill amortization	-	876	1,490
Nondeductible goodwill impairment	-	-	26,752
Nondeductible other costs	796	641	903
Adjustment to prior year's estimated tax liability	(395)	(1,251)	-
Other	(163)	(189)	(7)

Income tax expense	$9,607	$1,173	$10,916

        The components of the net deferred tax asset or liability are as follows:

	December 31,
	2002	2001

Deferred tax assets:
Intangible assets	$-	$5,101
Accrued expenses	6,131	2,783
Accounts receivable	253	821
Net operating losses	2,255	5,235
Investments	-	177

Total gross deferred tax assets	8,639	14,117
Less valuation allowance	(625)	(646)

Net deferred tax assets	8,014	13,471

Deferred tax liabilities:
Property and equipment	(1,366)	(1,389)
Intangible assets	(3,556)	-
Investments	(600)	-
Other	(750)	(848)

Total gross deferred tax liabilities	(6,272)	(2,237)

Net deferred tax asset	$1,742	$11,234

Balance sheet classification of deferred tax asset:
Deferred tax asset - current	$5,034	$2,933
Deferred tax asset - long term	-	8,301
Deferred tax liability - long term	(3,292)	-

Net deferred tax asset	$1,742	$11,234

        Based on our evaluation of current and anticipated future taxable income, we believe sufficient taxable income will be generated to realize the deferred tax assets. In 2002, we realized a $401 tax benefit from the use of foreign net operating losses that was recorded as a reduction of goodwill. In 2002, our valuation allowance decreased due to the utilization of this foreign operating loss, but was offset but additional valuation allowances for other foreign losses.

        At December 31, 2002 we have available tax loss carryforwards of approximately $6.6 million resulting from certain acquired companies and certain subsidiaries, which begin to expire in 2018. The valuation allowance at December 31, 2002, relates to certain foreign subsidiary net operating loss carryforwards.

(13) Stock-Based Plans

        Our stock-based compensation plans are described below.

        Employees' Stock Option Plan – We have a stock option plan for employees and up to 13,500,000 shares of CIBER, Inc. common stock are authorized for issuance under this plan. At December 31, 2002, there are 3,313,470 shares available for future grants. The plan administrators may grant to officers, employees and consultants, restricted stock, stock options, performance bonuses or any combination thereof. The Compensation Committee of the Board of Directors determines the number and nature of awards. Options become exercisable as determined at the date of grant by the Board of Directors and expire within 10 years from the date of grant. In 2001, stock grants were made to employees for 130,000 shares of common stock valued at an average price of $4.50 per share.

        1989 Stock Option Plan – We established a stock option plan in 1989 that was discontinued during 1994. The options expire twenty years after the date of grant through 2013. At December 31, 2002, options for 148,872 shares were outstanding and vested at an average exercise price of $0.45.

        Directors' Stock Option Plan – Up to 300,000 shares of CIBER, Inc. common stock are authorized for issuance to non-employee, non-affiliate directors under this plan. Such stock options are non-discretionary and granted annually at the fair market value of our common stock on the date of grant. The number of options granted annually is fixed by the plan. Options expire 10 years from the date of grant. At December 31, 2002, 106,666 options were available for future grants.

        A summary of the status of the CIBER, Inc. stock option plans as of December 31, 2002, 2001 and 2000, and changes during the periods ending on those dates is presented below (shares in thousands):

	Year ended December 31,
	2002		2001		2000

	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding at beginning of period	6,700	$9.74	7,405	$13.55	6,928	$16.45
Granted	2,218	6.63	3,497	6.35	2,594	9.96
Exercised	(289)	5.31	(1,014)	1.95	(168)	7.96
Canceled	(1,334)	12.55	(3,188)	16.71	(1,949)	19.54

Outstanding at end of period	7,295	$8.47	6,700	$9.72	7,405	$13.55

Options exercisable at period end	3,921		3,267		3,514

        At December 31, 2002, there were 10,714,877 shares of CIBER common stock reserved for future issuance under our stock option plans.

        Summary information about CIBER, Inc. stock options outstanding and exercisable at December 31, 2002 is as follows (shares in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number Exercisable	Weighted Average Exercise Price

$0.38 - $ 5.00	1,948	$4.29	8.0	1,261	$3.99
5.02 - 9.49	3,382	6.47	9.4	976	6.44
9.50 - 16.00	1,115	12.88	6.8	883	12.78
16.31 - 50.98	850	20.23	5.8	801	20.09

$0.38 - $50.98	7,295	$8.47	8.2	3,921	$9.87

        Directors' Stock Compensation Plan – A total of 50,000 shares of CIBER, Inc. common stock are authorized for issuance to non-employee directors under this plan. Each non-employee director is issued shares having a fair market value of approximately two thousand five hundred dollars for attendance at each meeting of our Board of Directors. In 2002, 2001 and 2000, we issued 7,406; 7,550 and 3,892 shares, respectively, of common stock under this plan. At December 31, 2002, 24,830 shares were available for future issuance.

        DigiTerra, Inc. Equity Incentive Plan – In July 2001, our DigiTerra, Inc. subsidiary established a stock option plan for its employees, under which there were 2,068,385 options outstanding as of December 31, 2001. As a result of our decision to not spin off DigiTerra and our subsequent reorganization of DigiTerra, this plan was discontinued and all options were cancelled during 2002.

        Employee Stock Purchase Plan ("ESPP") – Under our ESPP, eligible employees are allowed to purchase shares of our common stock at a price equal to 85% of the lower of its fair market value on the first day or the last day of the quarter. A total of 6,750,000 shares of common stock have been reserved for under the ESPP, of which, 2,126,339 shares are available at December 31, 2002 for future issuances. Employees purchased 719,039; 1,226,878 and 837,850 shares under the ESPP in 2002, 2001 and 2000, respectively.

(14) 401(k) Savings Plan

        Almost all of our U.S. employees are eligible to participate in our 401(k) savings plan. Our company matching contribution is determined based on the employee's completed years of service. We recorded expense of $4,527; $2,945 and $3,593 in 2002, 2001 and 2000, respectively, related to this plan.

(15) Shareholders' Equity

        Accumulated other comprehensive income (loss), net of taxes, is comprised of the following:

	December 31,
	2002	2001

Foreign currency translation	$1,039	$(1,542)
Unrealized gain (loss) on securities	1,352	(159)

Accumulated other comprehensive income (loss)	$2,391	$(1,701)

        Sale of Stock to Investors – On April 29, 2002, we sold 2,459,016 shares of our common stock to investors at $6.10 per share, in a private placement. Total proceeds, net of expenses were $14,095.

        Stock Repurchase ("Put") Option – In connection with our acquisition of DCI on April 30, 2002, DCI's majority shareholder ("the shareholder") entered into an agreement to not sell a significant portion of the CIBER common stock received for a period of up to 90 days, the "Lockup Agreement." As an inducement for the shareholder to enter into the Lockup Agreement, CIBER granted the shareholder an option that under certain circumstances, they can require CIBER to repurchase up to 805,000 shares of CIBER common stock in November 2002 at $7.25 per share. In November 2002, we entered into an amended agreement with the shareholder to extend the option exercise period to May 2003. At December 31, 2002, the total cash redemption amount of $5,832 has been transferred from Shareholders' equity to temporary equity and is reflected on the line item "contingent redemption value of put option" on the balance sheet. The actual acquisition of any such shares would be accounted for as treasury stock.

        Share Repurchase Program – In 2002, we reached the maximum number of shares authorized by the Board of Directors under our previous share repurchase program that began in 1999. A total of 6,888,591 shares were repurchased under this program. On July 30, 2002 our Board of Directors approved a new share repurchase program and authorized up to 1,000,000 common shares to be repurchased. In 2002, we repurchased a total of 918,000 shares at a cost of $5,267. At December 31, 2002, there were 235,000 authorized shares remaining available for repurchase.

        Shelf Registration Statement on Form S-4 – At December 31, 2002, we have an effective registration statement of Form S-4, under which 3,261,365 shares of our common stock remain and may be used from time to time in connection with future business combinations. On January 28, 2003, we filed another registration statement on Form S-4 with the Securities and Exchange Commission to register an additional 5,000,000 shares.

        Warrants for Common Stock – In connection with our acquisition of Aris in 2001, we issued warrants for 96,954 shares of our common stock in replacement of Aris's previously outstanding warrants. The 70,370 warrants outstanding at December 31, 2002 are exercisable at prices from $15.63 to $58.24 per share, with an average exercise price of $20.83 per share, and expire at various times through October 2004.

        Stock Purchase Rights – On September 21, 1998, CIBER, Inc. paid a dividend of one preferred stock purchase right (a "Right") for each outstanding share of CIBER, Inc. common stock ("Common Stock"). A Right is also attached to all shares of Common Stock issued after the dividend date. Each Right entitles the registered holder to purchase one one-hundredth of a share of Series A Junior Preferred Stock, par value $0.01, at a purchase price of two hundred fifty dollars, subject to adjustment. The Rights become exercisable ten business days following a public announcement that a person or group has acquired, or has commenced or intends to commence a tender offer for 15% or more of our outstanding Common Stock. In the event the Rights become exercisable, each Right will entitle its holder, other than the Acquiring Person (as defined in the Rights Agreement), to that number of shares of our Common Stock having a market value of two times the exercise price of the Right. In the event the Rights become exercisable because of a merger or certain other business combination, each Right will entitle its holder to purchase common stock of the acquiring company having a market value of two times the exercise price of the Right. If the Rights are fully exercised, the shares issued would cause substantial dilution to the Acquiring Person or the Shareholders of the acquiring company. We can redeem the Rights in their entirety, prior to their becoming exercisable, at $0.001 per Right. The Rights expire on August 28, 2008, unless extended or earlier redeemed.

(16) Contingencies

        The company is involved in legal proceedings, audits, claims and litigation arising in the ordinary course of business. Although, the outcome of such matters is not predictable with assurance, we do not expect that the ultimate outcome of any of these matters, individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations or cash flows. However, depending on the amount and timing, an unfavorable outcome of any such matters could possibly materially affect our future results of operations or cash flow in any particular period.

(17) Business and Credit Concentrations

        Our primary financial instrument that is subject to credit risk is accounts receivable. Accounts receivable are reviewed on a periodic basis and an allowance for bad debts is recorded where such amounts are determined to be uncollectible. Our revenue and accounts receivable are principally concentrated with large companies across several industries and governmental entities located throughout the United States. Our largest client accounted for approximately 12%, 6% and 6% of total revenues in 2002, 2001 and 2000, respectively. In addition, our five largest clients accounted for, in the aggregate, approximately 30%, 16% and 14% of our total revenues in 2002, 2001 and 2000, respectively. In 2002, our largest client is the various agencies of the federal government.

(18) Segment Information

        Our operating segments are organized internally primarily by the nature of their services and geographic area. We have aggregated similar operating segments into two reportable segments, Custom Solutions and Package Solutions. The Custom Solutions segment primarily includes our CIBER custom branch offices and our CIBER European operations. Our Custom Solutions segment provides IT project solutions and IT staffing in custom developed software environments. Our Package Solutions segment is comprised primarily of our CIBER Enterprise Solutions division and our subsidiary DigiTerra, Inc. The Package Solutions segment primarily provides enterprise software implementation services, including enterprise resource planning (ERP), supply chain management and customer relationship management software from software vendors such as J.D. Edwards, Lawson, PeopleSoft, Oracle and SAP.

        We evaluate our segment's results of operations based on operating income before amortization of intangible assets and goodwill impairment. We do not account for or report to our chief executive officer any information on assets or capital expenditures by segment as such information is only prepared on a consolidated basis. The accounting policies of our reportable segments are the same as those disclosed in the Summary of Significant Accounting Policies.

        The following presents information about our segments:

	Years ended December 31,
	2002	2001	2000

Total revenues:
Custom Solutions	$516,906	$436,016	$477,098
Package Solutions	94,739	124,905	148,247
All Other	-	-	-
Inter-segment	(3,327)	(2,046)	(3,811)

Total	$608,318	$558,875	$621,534

Inter-segment revenues:
Custom Solutions	$(64)	$(52)	$(875)
Package Solutions	(3,263)	(1,994)	(2,936)

Total	$(3,327)	$(2,046)	$(3,811)

Income (loss) from operations:
Custom Solutions	$47,026	$29,447	$48,694
Package Solutions	3,630	967	8,650
All Other	-	-	-
Corporate	(25,224)	(15,663)	(19,436)

Total	25,432	14,751	37,908
Amortization of intangibles	(910)	(12,155)	(14,032)
Goodwill impairment	-	-	(80,773)

Operating income (loss)	$24,522	$2,596	$(56,897)

Other information:
Total foreign revenues	$22,071	$16,743	$11,418
Total foreign assets	$28,729	$21,016	$21,305

(19) Supplemental Statement of Cash Flow Information

        Supplemental statement of cash flow information is as follows:

	Years ended December 31,
	2002	2001	2000

Acquisitions:
Fair value of assets recorded, excluding cash	$83,306	$96,225	$4,891
Liabilities recorded	(34,058)	(27,890)	(579)
Common stock issued	(8,696)	(21,679)	-
Payment of accrued acquisition liabilities	1,000	2,445	11,862
Change in minority interest	-	858	10

Cash paid for acquisitions, net of cash acquired	$41,552	$49,959	$16,184

Noncash investing and financing activities:
CIBER stock received as payment of officer loan	$1,250	-	-
Exchange of shares of non-marketable investment for CIBER stock	-	$777	-
Cash paid for interest	$1,511	$211	$547
Cash paid (refunded) for income taxes, net	$(1,985)	$506	$16,921

(20) Subsequent Event – Acquisition of ECsoft

        On January 23, 2003, CIBER, Inc. effectively acquired ECsoft Group plc as we declared "wholly unconditional" our offer to acquire all of the outstanding shares of ECsoft. Prior to the acquisition, ECsoft's shares were publicly traded on the London Stock Exchange. We acquired all of the approximately 10.0 million outstanding shares of ECsoft, not already owned by us, for cash consideration of 305 pence (approximately $4.94) per share or approximately $49.5 million in the aggregate. In addition, we had previously acquired approximately 1.1 million ECsoft shares in the open market at a cost of approximately $3.2 million bringing our total cost for all of ECsoft's shares to approximately $52.7 million, excluding transaction-related costs. ECsoft, which is incorporated under the laws of England and Wales, has approximately 450 consultants and operations in Denmark, the Netherlands, Norway, Sweden and the United Kingdom that provide information technology consulting services similar to CIBER.

(21) Selected Quarterly Financial Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

Year ended December 31, 2002
Revenues	$134,533	$155,057	$159,325	$159,403	$608,318
Amortization of intangible assets	182	18	319	391	910
Operating income	2,855	5,671	8,183	7,813	24,522
Net income	1,607	3,216	4,404	4,951	14,178
Earnings per share – basic and diluted	$0.03	$0.05	$0.07	$0.08	$0.22
Year ended December 31, 2001
Revenues	$145,864	$140,009	$127,951	$145,051	$558,875
Amortization of intangible assets	3,025	3,065	3,036	3,029	12,155
Operating income (loss)	2,553	122	(1,099)	1,020	2,596
Net income (loss)	1,565	375	(591)	335	1,684
Earnings (loss) per share – basic and diluted	$0.03	$0.01	$(0.01)	$0.01	$0.03

        In the fourth quarter of 2002, we have reclassified $1,024, $2,645 and $406 originally reported as other charges during the second quarter of 2002, the fourth quarter of 2001 and the second quarter of 2001, respectively, to selling, general and administrative expenses.

[LOGO]

UMB
928 GRAND BLVD.
P.O. BOX 410064
KANSAS CITY, MO 64141-0064

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

  1.
  Vote by Internet
  2.
  Vote by Phone
  3.
  Vote by mailing your proxy in the enclosed envelope.

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and to request electronic delivery of information until 11:59 P.M. Eastern Time on April 28, 2003. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number, located below, to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on April 28, 2003. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number, located below, then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to CIBER, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Please note that all votes cast by Internet or telephone must be submitted prior to April 28, 2003. Your Internet or telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. If you vote by Internet or telephone, please do not return your proxy by mail.

Thank you for your vote.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CIBER, INC.

This proxy is solicited by the Board of Directors. The Board of Directors recommends a vote "FOR ALL" of the directors listed in the proposal below:

  1.
  Elect the following nominees for Class III Director:
  01) Archibald J. McGill
  02) George A. Sissel

To withhold authority to vote for an individual nominee, mark "For All Except" and write the nominee's number on the line below.
For All / /	Withhold All / /	For All Except / /

In their discretion, the Proxies named herein are authorized to vote upon such other business as may properly come before the Meeting or any adjournments or postponements thereof.

        This proxy will be voted as directed, but if no instructions are specified and authority to vote for a director nominee is not marked WITHHOLD ALL or FOR ALL EXCEPT, then you are deemed to grant authority to vote for the election of such nominee(s). If any other business is presented at such meeting, this proxy will be voted by the Proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Please sign exactly as your name appears on the Proxy card. When signing as attorney, executor, administrator, agent, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. If signing on behalf of a corporation, the corporate name should be indicated and a corporate officer should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date
Signature (Joint Owners)	Date

[LOGO]
CIBER, Inc.
5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111

The undersigned hereby appoints Bobby G. Stevenson and Mac J. Slingerlend, or either of them, with full power of substitution, as attorneys-in-fact, agents and proxies (the "Proxies"), to vote on behalf of the undersigned, all shares of common stock, $.01 par value, of CIBER, Inc. (the "Company"), that the undersigned is entitled to vote at the 2003 Annual Meeting of shareholders (the "Meeting"), to be held at the Hyatt Regency Tech Center, 7800 East Tufts Avenue, Denver, Colorado 80237, and on the Internet at www.ciber.com/cibr/annualmeeting, on Tuesday, April 29, 2003 at 9:30 a.m. Mountain Daylight Time, and at any and all adjournments or postponements thereof, as stated on the reverse side of this card.

Should the undersigned attend and elect to vote at the either the physical or electronic meeting, or at any adjournments or postponements thereof, and after notification to the Secretary of the Company of the shareholder's decision to terminate this proxy or by selecting the "withdraw Proxy" option on the Company's annual meeting website, the power of the Proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy or by notifying the Secretary of the Company of his or her decision to terminate this proxy prior to final tabulation of the vote. (Revocation procedures are described on Page 3 of the Company's 2002 Proxy Statement). The undersigned acknowledges receipt from the Company prior to the execution of this Proxy of the notice of the meeting and a proxy statement.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT RETURN YOUR PROXY BY MAIL.

QuickLinks

NOTICE OF THE 2003 ANNUAL MEETING OF SHAREHOLDERS
AGENDA
VOTING RIGHTS AND SOLICITATION OF PROXIES
SHAREHOLDER PROPOSALS FOR OUR 2004 ANNUAL MEETING
CORPORATE GOVERNANCE PRACTICES
PROPOSAL No. 1—ELECTION OF DIRECTORS
TEXT OF PROPOSAL NO. 1—ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
BOARD COMMITTEES AND MEETINGS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION OF DIRECTORS
EXECUTIVE COMPENSATION
BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
INDEPENDENT PUBLIC ACCOUNTANTS
ANNUAL REPORT TO SHAREHOLDERS, MANAGEMENT'S DISCUSSION AND ANALYSIS AND AUDITED FINANCIAL STATEMENTS
ELECTRONIC ACCESS TO SEC REPORTS ON THE COMPANY WEBSITE And ELECTRONIC DELIVERY OF 2004 PROXY STATEMENT
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND FACTORS THAT MAY AFFECT FUTURE RESULTS OR THE MARKET PRICE OF OUR STOCK
Independent Auditors' Report
CIBER, Inc. and Subsidiaries Consolidated Statements of Operations
CIBER, Inc. and Subsidiaries Consolidated Balance Sheets
CIBER, Inc. and Subsidiaries Consolidated Statements of Shareholders' Equity
CIBER, Inc. and Subsidiaries Consolidated Statements of Cash Flows
CIBER, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Dollar amounts in thousands, except per share amounts)